SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Verenium Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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April 29, 2008

Dear Stockholder:

This letter accompanies the Notice of Annual Meeting of Stockholders and related Proxy Statement for the meeting to be held on Wednesday, June 4, 2008, at 10:00 a.m. local time at One Federal Street, 13th Floor, Boston, Massachusetts 02110. We hope that it will be possible for you to attend in person.

At the meeting, the stockholders will be asked to elect the three directors named in our proxy statement to our Board of Directors, to ratify the selection of our independent registered public accountants, to approve an amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of common stock from 170,000,000 to 250,000,000 shares, approve the issuance under the Company’s 8% senior convertible notes of more than 12,549,677 shares of common stock, and approve the issuance of shares of common stock in any amount upon the exercise and pursuant to the terms of warrants issued with the Company’s 8% senior convertible notes.

We will also present a report on our operations and activities. Following the meeting, management will be pleased to answer your questions about Verenium.

The Notice of Annual Meeting of Stockholders and related Proxy Statement accompanying this letter describe the matters upon which stockholders will vote at the upcoming meeting, and we urge you to read these materials carefully.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO SIGN AND RETURN YOUR PROXY CARD, OR VOTE OVER THE PHONE OR THE INTERNET AS INSTRUCTED IN THESE MATERIALS SO WE CAN BE SURE OF A QUORUM TO VOTE ON THESE PROPOSALS FOR STOCKHOLDER ACTION. If you attend the meeting, you may revoke your proxy and vote in person, if you so desire. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Sincerely,

Carlos A. Riva
Chief Executive Officer

VERENIUM CORPORATION

55 Cambridge Parkway, Cambridge, MA 02142

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 4, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Verenium Corporation, a Delaware corporation (“Verenium” or the “Company”). The meeting will be held on Wednesday, June 4, 2008 at 10:00 a.m. local time at the office of Bingham McCutchen at One Federal Street, 13 th Floor, Boston, Massachusetts 02110 for the following purposes:

1.	To elect the three directors named in our proxy statement to hold office until the 2011 Annual Meeting of Stockholders.

2.	To approve an amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of common stock from 170,000,000 to 250,000,000 shares.

3.	To approve the issuance under the Company’s 8% senior convertible notes of more than 12,549,677 shares of common stock.

4.	To approve the issuance of shares of common stock in any amount upon the exercise and pursuant to the terms of warrants issued with the Company’s 8% senior convertible notes.

5.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2008.

6.	To consider and vote upon an adjournment of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals No. 2, No. 3 and No. 4.

7.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The board of directors of the Company has fixed April 29, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. Only holders of record of shares of Verenium common stock at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting. On the record date, the Company had 63,648,452 shares of common stock outstanding and entitled to vote.

Your vote is important. The affirmative vote of the majority of shares of Verenium’s common stock having voting power present in person or represented by proxy at the annual meeting is required for approval of Proposals No. 3, 4 and 5 and 6, if required. The affirmative vote of holders of a majority of Verenium common stock having voting power outstanding on the record date for the annual meeting is required for approval of Proposal No. 2. The affirmative vote (whether or not present or represented by proxy at the meeting) of a plurality of the votes of the shares of Verenium common stock having voting power present in person or represented by proxy at the annual meeting is required to elect directors pursuant to Proposal No. 1.

Even if you plan to attend the annual meeting in person, the Company requests that you sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible to ensure that your shares will be represented at the annual meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of Proposal Nos. 1 through 6. If you fail to return your proxy card and do not attend the annual meeting in person, the effect will be that your shares will not be counted for

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purposes of determining whether a quorum is present at the annual meeting and will count as a vote against Proposal No. 2. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy and vote in person. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

BY ORDER OF THE BOARD OF DIRECTORS,

Gerald M. Haines II
Executive Vice President, Chief Legal Officer and Secretary

Cambridge, Massachusetts

April 29, 2008

THE BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, VERENIUM AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH PROPOSAL.

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VERENIUM CORPORATION

55 Cambridge Parkway, Cambridge, MA 02142

PROXY STATEMENT

FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

June 4, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Verenium Corporation (sometimes referred to as the “Company” or “Verenium”) is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Verenium intends to mail this proxy statement and accompanying proxy card on or about April 29, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 29, 2008 will be entitled to vote at the annual meeting. On the record date, there were 63,648,452 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 29, 2008 your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 29, 2008 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are five matters scheduled for a vote:

•	Election of the three directors named in the proxy statement;

•	Approval of an amendment to the Company’s Certificate of Incorporation increasing the authorized number of shares of common stock from 170,000,000 to 250,000,000 shares;

•	Approval of the issuance under the Company’s 8% senior convertible notes of more than 12,549,677 shares of common stock;

•	Approval of the issuance of shares of common stock in any amount upon the exercise and pursuant to the terms of warrants issued with the Company’s 8% senior convertible notes; and

•	Ratification of Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2008.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using a touch-tone telephone, the Internet or the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote by touch-tone telephone, dial the toll-free number on your proxy card.

•	To vote via the Internet, follow the instructions on your proxy card.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Verenium. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 29, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “for” the election of all nominees for director and “for” each of the other proposals discussed in this proxy statement.

If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies, including the printing and filing of this proxy statement, the proxy card and any additional information furnished to stockholders. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the reasonable out-of-pocket expenses they incur to forward proxy materials to beneficial owners.

We have retained MacKenzie Partners, LLC to act as a proxy solicitor on our behalf for its customary fee, estimated to be $5,000 plus reimbursement of out-of-pocket expenses.

There are several shareholders at my address. Why did we receive only one set of proxy materials?

We have adopted a procedure called “householding,” which means that we deliver a single set of proxy materials to households with multiple stockholders, provided certain conditions are met. We will continue to provide only one set of proxy materials to each such household, unless we receive contrary instructions.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts and you are not participating in “householding.” Please complete, sign and return each proxy card to ensure that all of your shares are voted. If you are a stockholder of record and would like to receive a single set of materials in the future, please contact our Investor Relations Department, Verenium Corporation, 55 Cambridge Parkway, Cambridge, MA 02142.

May I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Verenium’s Secretary at the Company’s principal executive offices, 55 Cambridge Parkway, Cambridge, MA 02142.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 30, 2008, to Verenium’s Secretary at 55 Cambridge Parkway, Cambridge, MA 02142. Stockholders wishing to submit proposals or director nominations that are not to be included in the proxy statement for the Company’s 2009 annual meeting of stockholders must do so no later than March 6, 2009 and no earlier than February 4, 2009. Stockholders are also advised to review the Company’s Amended and Restated Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For,” “Withhold” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposals except Proposal No. 2. For Proposal No. 2, broker non-votes will have the same effect as “Against” votes.

What are “broker non-votes?”

Broker non-votes occur when you are the beneficial owner of shares and your shares are held by your broker as your nominee (that is, in “street name”). Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. Non-routine matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals or amending the certificate of incorporation. On non-routine items for which you do not give your broker instructions, your broker will not vote and the shares will be treated as broker non-votes.

If you are the beneficial owner of shares that are held by your broker in street name, you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares without instructions from you. Brokers are not expected to have discretionary authority to vote for Proposals No. 2, 3, 4, 6 and 7. To make sure your vote is counted, you should instruct your broker to vote your shares, following the procedure provided by your broker.

How many votes are needed to approve each proposal?

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For the election of the three directors, the three nominees named in the proxy statement receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

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To be approved, Proposal No. 2, the amendment to the Company’s Certificate of Incorporation increasing the authorized number of shares of common stock from 170,000,000 to 250,000,000 shares, must receive a “For” vote from the holders of a majority of the Company’s common stock having voting power outstanding on the record date for the annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as “Against” votes.

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To be approved, Proposal No. 3, approval of the issuance under the Company’s 8% senior convertible notes of more than 12,549,677 shares of common stock, Proposal No. 4, approval of the issuance of shares of common stock in any amount upon the exercise of warrants issued with the Company’s 8% senior convertible notes, and Proposal No. 5, the proposal to ratify Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2008, must receive a “For” vote from the majority of shares present in person or represented by proxy and entitled to vote on the proposal at the meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 63,648,452 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present in person or by proxy at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

Verenium’s certificate of incorporation and bylaws provide that the board of directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term.

Verenium’s board of directors is presently composed of nine members. The three directors in the class whose term of office expires in 2008 are Ms. Cheryl Wenzinger and Messrs. Peter Johnson and Michael Zak. Each of Ms. Wenzinger and Mr. Johnson are currently directors of Verenium who were previously elected by the stockholders. Mr. Zak became a director of Verenium in connection with the Company’s merger with Celunol Corp. (“Celunol”). If elected at Verenium’s annual meeting, each of Ms. Wenzinger and Messrs. Johnson and Zak would serve until Verenium’s 2011 annual meeting of stockholders and until her or his successor is elected and qualified, or until her or his earlier death, resignation, or removal. Proxies may only be voted for three nominees, and may not be voted for a greater number of persons. It is Verenium’s policy to invite, but not require, the members of the board of directors to attend Verenium’s annual meetings of stockholders. One member of the board of directors attended Verenium’s 2007 annual meeting of stockholders.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Nominees for Election for a Three-Year Term Expiring at Verenium’s 2011 Annual Meeting

Mr. Peter Johnson, 60, has been a director of Verenium since 1999. Mr. Johnson was a founder of Agouron Pharmaceuticals, Inc. and served as its president and chief executive officer from its inception in 1984 until 2000. Mr. Johnson currently serves as a director of a nonprofit organization. Mr. Johnson received a B.A. and an M.A. from the University of California.

Ms. Cheryl A. Wenzinger, 59, has been a director of Verenium since 2004 and serves as the chair of Verenium’s audit committee and as the audit committee’s financial expert. In her most recent position as audit partner at Deloitte & Touche from 1984 to 2000, Ms. Wenzinger served many private and public companies, with a focus on health care providers and insurers, manufacturing, and agribusiness. She currently serves on the Board of Directors of Banner Health, where she chairs the audit committee, and on the Board of Trustees for Delta Dental Plan of Colorado, where she serves on the audit committee as the financial expert. Ms. Wenzinger received a B.S. in Accounting from the University of Northern Colorado and is a Certified Public Accountant.

Mr. Michael Zak, 54, has been a director of Verenium since 2007, and prior to Verenium’s merger with Celunol, was a director of Celunol since 2004. Since 1991, Mr. Zak has been with Charles River Ventures, a venture capital management company, where he invests in alternative energy and fuel technologies among other industries including voice and data communications equipment, networking software, applications software and services, optical communications equipment, network monitoring and analysis software, semiconductors and wireless communications equipment. From 1986 to 1991, he served as co-founder and Vice President of Concord Communications, a start-up network monitoring and analysis software company which subsequently became a successful investment of Charles River Ventures. From 1981 to 1986, Mr. Zak was employed by Motorola, Inc.

and McKinsey & Company, Inc., and from 1975 to 1979, he served as a communications and signals intelligence officer in the United States Marine Corps. Mr. Zak holds a B.S. degree in engineering from Cornell University and an M.B.A. from the Harvard Business School.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NAMED DIRECTOR NOMINEES.

Directors Continuing in Office until the 2009 Annual Meeting

Dr. James H. Cavanaugh, 71, has been a director of Verenium since 1992 and Verenium’s Chairman since 1998. Since 1988, Dr. Cavanaugh has served as a general partner of HealthCare Ventures LLC, a venture capital management company. Dr. Cavanaugh was formerly president of SmithKline & French Laboratories—U.S., the pharmaceutical division of SmithKline Beckman Corporation. Previously, he was president of SmithKline Beckman’s clinical laboratory business and, before that, president of Allergan International, a pharmaceutical company. Prior to his industry experience, Dr. Cavanaugh served as staff assistant to the President for Health Affairs and then deputy director of the Domestic Council. Under President Ford, he was appointed deputy assistant to the President for Domestic Affairs and deputy chief of the White House staff. Dr. Cavanaugh is the non-executive chairman of Shire plc. (NASDAQ-GS: SHPGY), a specialty pharmaceutical company, and serves as a director on the board of Middlebrook Pharmaceuticals, Inc. (formerly known as Advancis Pharmaceuticals Corp.) (NASDAQ-GM: MBRK), a biopharmaceutical company.

Mr. Simon Rich, 63, has served as a director of Verenium since March 12, 2008. Mr. Rich spent more than 15 years with the Louis Dreyfus Group where he held various positions, beginning with Executive Vice President of Louis Dreyfus Energy; Chairman, Chief Executive Officer of Louis Dreyfus Natural Gas; and Chief Operating Officer and Managing Director of Duke-Louis Dreyfus, a joint venture between Duke Energy and Louis Dreyfus Group. He then went on to become President of Louis Dreyfus Holding Company. During Mr. Rich’s tenure with the Louis Dreyfus Group, he helped build the company into a major petroleum products distributor and oil refiner in the United States and Europe. Mr. Rich then created Louis Dreyfus Natural Gas, which was taken public in 1993 on the New York Stock Exchange and merged with Dominion Resources in 2001. Mr. Rich also started EDF Trading in 1999, originally a joint venture of Louis Dreyfus and Electricité de France, an energy merchant in Europe with the responsibility for the economic dispatch of the French electric system. Mr. Rich currently teaches at the Nicholas School of the Environment and Earth Sciences at Duke University, where he formerly chaired the board of visitors. His current affiliations include Chairman of the Environmental Defense Fund of North Carolina and Chairman for the Center for Environmental Farming Systems. Mr. Rich is a graduate of Duke University. Mr. Rich is also a director of Triangle Capital Corporation (NASDAQ-GM: TCAP), a business development company.

Mr. Joshua Ruch, 58, has served as a director of Verenium since 2007, and prior to Verenium’s merger with Celunol, was a director of Celunol since December 2004. Mr. Ruch is the Chairman and Chief Executive Officer of Rho Capital Partners, Inc., an investment and venture capital management company, which he co-founded in 1981. Prior to founding Rho, Mr. Ruch was employed in investment banking at Salomon Brothers. Mr. Ruch received a B.S. degree in electrical engineering from the Israel Institute of Technology (Technion) and an M.B.A. from the Harvard Business School. Mr. Ruch is also a director of GenVec, Inc. (NASDAQ-GM: GNVC) and a number of private companies.

Directors Continuing in Office until Verenium’s 2010 Annual Meeting

Dr. Fernand Kaufmann, 65, has been a director of Verenium since 2004. Dr. Kaufmann retired from The Dow Chemical Company, a public chemical manufacturing company, in 2001. During his over 30-year career at Dow, Dr. Kaufmann served in a number of senior executive capacities, including Group Vice-President for New Businesses and as a member of Dow’s management executive committee. Dr. Kaufmann currently serves as chief executive officer and chairman of the board of HPL S.A., a Swiss technology start-up company in the field of novel lithium-ion battery technology. Dr. Kaufmann received a Ph.D. in polymer chemistry from the University of Strasbourg in France in 1969.

Mr. Mark Leschly, 39, has been a director of Verenium since 1999. Mr. Leschly is a Managing Partner of Rho Capital Partners, Inc., an investment and venture capital management company, a position he has held since 1999. From 1994 to 1999, Mr. Leschly was an associate and then a general partner of HealthCare Ventures LLC, a health care venture capital management company. Prior to joining HealthCare Ventures, Mr. Leschly served as a consultant for McKinsey & Company, a management consulting company. Mr. Leschly also serves as a director for Tercica, Inc. (NASDAQ-GM: TRCA) and NitroMed, Inc. (NASDAQ-GM: NTMD) and is chairman of the board of directors of Senomyx, Inc. (NASDAQ-GM: SNMX). Mr. Leschly holds a B.A. degree from Harvard University and an M.B.A. from the Stanford Graduate School of Business.

Mr. Carlos A. Riva, 54, has been Verenium’s President, Chief Executive Officer and a director since 2007. Prior to Verenium’s merger with Celunol, Mr. Riva was the Chairman and Chief Executive Officer of Celunol since 2006. Prior to joining Celunol, from 2003 to 2005 Mr. Riva served as Executive Director of Amec plc, a major global construction and engineering company based in the U.K., where he was responsible for the company’s operations in the United States and Britain and for Amec’s global oil and gas business strategy. From 1995 to 2003, Mr. Riva was Chief Executive Officer of InterGen, a Boston-based joint venture between Shell and Bechtel that developed more than 18,000 megawatts of electric generating capacity, along with gas storage and pipelines, on six continents. Under his leadership, InterGen raised $9 billion of non-recourse project financing to construct power projects and grew from a development company concept to a successful, global operating business. From 1992 to 1994, Mr. Riva was President and Chief Operating Officer of Boston-based J. Makowski Company, which developed the first independent power project in the United States. Mr. Riva received his S.B. and M.S. degrees in Civil Engineering from the Massachusetts Institute of Technology and Stanford University respectively, and an M.B.A. from the Harvard Business School.

Director Resigning in 2008

Dr. Melvin I. Simon, 70, resigned as a director of Verenium effective March 12, 2008. Mr. Simon had been a director of Verenium since 1994 and will continue to serve as a scientific advisor to Verenium. Dr. Simon was chairman and has been a professor in the Division of Biology at the California Institute of Technology since 1982, where he is currently the Anne P. and Benjamin F. Biaggini Professor of Biological Sciences. From 1965 to 1982, Dr. Simon was a professor at the University of California, San Diego. He received a B.S. from the City College of New York and a Ph.D. from Brandeis University.

Information Regarding the Verenium Board of Directors and Corporate Governance

Independence of the Board of Directors

As required under the listing standards of the Nasdaq Stock Market, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. After review of all relevant transactions or relationships between each director, or any of his or her family members, and Verenium, its senior management and its independent registered public accountants, the Verenium board of directors affirmatively has determined that all of Verenium’s directors are independent directors within the meaning of the applicable Nasdaq Stock Market listing standards, except for Mr. Riva, who is Verenium’s President and Chief Executive Officer, and Dr. Simon, who served as Verenium’s Resident Scientific Advisor on a part-time basis until December 31, 2004. Dr. Simon resigned from Verenium’s board of directors on March 12, 2008.

Meetings of the Board of Directors

The Verenium board of directors met 12 times during the last fiscal year. Each board member attended 75% or more of the aggregate of the meetings of the board and of the committees on which he or she served, held during the period for which he or she was a director or committee member.

As required under applicable Nasdaq Stock Market listing standards, in fiscal 2007, Verenium’s board met eight times in executive session.

Information Regarding Committees of Verenium’s Board of Directors

Verenium’s board has three committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The following table provides membership and meeting information for fiscal 2007 for each of the board committees:

Name	Audit		Compensation		Governance and Nominating
Dr. James H. Cavanaugh			X		X
Mr. Peter Johnson			X	*	X
Dr. Fernand Kaufmann	X		X
Mr. Mark Leschly	X				X	*
Mr. Simon Rich
Mr. Carlos A. Riva
Mr. Joshua Ruch			X
Ms. Cheryl A. Wenzinger	X	*
Mr. Michael Zak	X

Former Director:
Dr. Melvin I. Simon
Total meetings in fiscal 2007	9		6		4

*	Committee Chairperson

Below is a description of each committee referred to above. The Verenium board of directors has determined that each member of each of these committees meets the applicable rules and regulations regarding “independence” as applicable to board and committee memberships and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Verenium. The charters for each of these committees may currently be accessed on Verenium’s website at www.verenium.com. Information contained in or accessible through Verenium’s website does not constitute a part of this proxy statement.

Audit Committee

The audit committee’s primary responsibility is to monitor and evaluate management’s financial reporting process and the accounting policies on which it is based, together with the independent registered public accountants’ review thereof, to assure that (1) the outcome portrays Verenium’s financial condition and the financial effects of Verenium’s activities in a full, fair, accurate, timely, and understandable manner and (2) that the systems of internal and disclosure controls are effective. In carrying out this responsibility, the audit committee meets with Verenium’s independent registered public accountants on a regular basis to discuss the quarterly financial statements and to review the results of the annual audit and discuss the annual financial statements; appoints, oversees the independence of, and evaluates the performance of the independent registered public accountants; and receives and considers the comments of the independent registered public accountants as to controls, adequacy of staff and management performance, and procedures in connection with audit and financial controls. The audit committee is composed of four directors, Ms. Wenzinger, Dr. Kaufmann, and Messrs. Leschly and Zak, with Ms. Wenzinger serving as the chairman of the committee.

Verenium’s board of directors annually reviews the Nasdaq Stock Market listing standards for audit committee membership and has determined that all members of the audit committee meet all NASD criteria for audit committee membership. The board of directors has also determined that Ms. Wenzinger qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission rules. Verenium’s board of directors made a qualitative assessment of Ms. Wenzinger’s level of knowledge and experience based on a number of factors, including her formal education, professional certification, and experience as an audit partner of a public accounting firm.

Compensation Committee

Verenium’s compensation committee reviews and approves salaries and incentive compensation to officers and employees, awards stock options to employees and consultants under Verenium’s stock option plans, and otherwise determines compensation levels and performs such other functions regarding compensation as the board of directors may delegate. The compensation committee is composed currently of four directors: Messrs. Johnson and Ruch and Drs. Cavanaugh and Kaufmann, with Mr. Johnson serving as the chairman of the committee. All members of the compensation committee are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq Stock Market listing standards.

The specific determinations of the compensation committee with respect to executive compensation for 2008 are described in greater detail in the section entitled “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

The compensation committee consists of four directors: Messrs. Johnson and Ruch and Drs. Cavanaugh and Kaufmann. None of the members of Verenium’s compensation committee is an employee or officer of Verenium. None of Verenium’s executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on Verenium’s board of directors or compensation committee.

Governance and Nominating Committee

The governance and nominating committee evaluates Verenium’s corporate governance functions on behalf of the board of directors, including procedures for compliance with applicable legal, ethical, and regulatory requirements that affect corporate governance, makes recommendations to the board of directors regarding governance issues, identifies, reviews, and evaluates candidates to serve as directors of Verenium, serves as a focal point for communication between such candidates, the board of directors, and Verenium’s management, and recommends such candidates to the board of directors. The governance and nominating committee’s primary responsibilities include assessment of the board of directors, conflicts of interest assessment, corporate governance guidelines, procedures for information dissemination, and director nominations, board of directors committee nominations, and recommendations regarding director changes of position. The governance and nominating committee is composed currently of three directors: Messrs. Johnson and Leschly and Dr. Cavanaugh, with Mr. Leschly serving as the chairman of the committee. All members of the governance and nominating committee are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq Stock Market listing standards.

The governance and nominating committee believes that candidates for director should possess certain minimum qualifications, including high personal integrity and ethics and the ability to understand basic financial statements. The governance and nominating committee also considers factors such as relevant expertise upon which to be able to offer advice and guidance to management, sufficient time to devote to the affairs of Verenium, demonstrated excellence in his or her field, experience in the markets Verenium serves, and the ability to exercise sound business judgment. However, the governance and nominating committee retains the right to modify these factors from time to time. Candidates for director are reviewed in the context of the current composition of the board of directors, the operating requirements of Verenium, and the long-term interests of stockholders. In conducting this assessment, the governance and nominating committee considers the current needs of the board of directors and Verenium, and seeks to maintain a balance of knowledge, experience and capability, and to avoid or effectively manage potential conflicts of interest. In the case of new director candidates, the governance and nominating committee also determines whether a particular candidate must be independent for Nasdaq Stock Market purposes, which determination is based upon applicable Nasdaq Stock Market listing standards and applicable Securities and Exchange Commission rules and regulations. In the case of incumbent directors whose terms of office are set to expire, the governance and nominating committee reviews such directors’ overall service to Verenium during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.

At this time, the governance and nominating committee does not consider director candidates recommended by stockholders. The governance and nominating committee believes that it is in the best position to identify, review, evaluate, and select qualified director candidates based upon its comprehensive criteria for board of directors membership. The governance and nominating committee uses its network of contacts to compile a list of potential director candidates, but it may also engage, if it deems appropriate, a professional search firm. The governance and nominating committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board.

Stockholder Communications with Verenium’s Board of Directors

Stockholders and other parties interested in communicating directly with the non-management directors of Verenium as a group may do so by writing to the Secretary of Verenium Corporation, 55 Cambridge Parkway, Cambridge, MA 02142. Any communication must state the number of shares owned by the stockholder making the communication. Effective September 21, 2004, the Governance and Nominating Committee of Verenium’s board of directors approved a process for handling letters received by Verenium and addressed to non-management members of Verenium’s board of directors. Under that process, the Secretary of Verenium reviews all such correspondence and regularly forwards to Verenium’s board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of Verenium’s board of directors or committees thereof or that the Secretary otherwise determines requires their attention. If the Secretary determines that the communication is unduly hostile, threatening, or similarly inappropriate, the Secretary shall discard the communication. Directors may at any time review a log of all correspondence received by Verenium that is addressed to members of the board of directors and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters are immediately brought to the attention of Verenium’s accounting department and handled in accordance with procedures established by the audit committee with respect to such matters.

Code of Ethics

Verenium has adopted the Verenium Corporation Code of Business Conduct and Ethics, or Code of Conduct, that applies to all officers, directors and employees. The Code of Conduct is available on Verenium’s website at http://www.verenium.com/Pages/AboutUs/AboutUsCorpGov.html. If Verenium makes any substantive amendments to the Code of Conduct or grants any waiver from its provisions to any executive officer or director, Verenium will promptly disclose the nature of the amendment or waiver on its website, and in accordance with Securities and Exchange Commission rules and regulations, as applicable.

Non-Employee Director Compensation

The following table shows for the fiscal year ended December 31, 2007 certain information with respect to the compensation of all non-employee directors of Verenium:

DIRECTOR COMPENSATION FOR FISCAL 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Dr. James H. Cavanaugh,	$51,000	—	$92,192	(2)	—	—	—	$143,192
Chairman of the Board, Verenium Corporation President, Healthcare Ventures LLC

Peter Johnson,	$55,000	—	$74,801	(3)	—	—	—	$129,801
Former CEO of Agouron Pharmaceuticals, Inc.

Dr. Fernand Kaufmann,	$52,000	—	$70,454	(4)	—	—	—	$122,454
Former Senior Executive, The Dow Chemical Corporation

Mark Leschly, Managing Partner, Rho Capital Partners, Inc.	$55,000	—	$74,801	(5)	—	—	—	$129,801

Simon Rich, Nicholas School of the Environment and Earth Sciences at Duke University(6)	—	—	—		—	—	—	—

Joshua Ruch, Chairman and Chief Executive Officer of Rho Capital Partners, Inc.	$17,500	—	$4,221	(7)	—	—	—	$21,721

Cheryl A. Wenzinger, Retired Audit Partner, Deloitte & Touche LLP	$60,500	—	$71,214	(8)	—	—	—	$131,714

Michael Zak, Partner, Charles River Ventures	$18,500	—	$4,221	(9)	—	—	—	$22,721
Former Director

Melvin I. Simon, Ph.D., Anne P. and Benjamin E. Biaggini Professor of Biological Sciences, California Institute of Technology(10)	$43,000	—	$64,668	(11)	—	—	—	$107,668

(1)	Amounts relate to stock option awards and reflect the share-based compensation expense recognized for financial statement reporting purposes using the straight-line method in accordance with SFAS 123R. Amounts include compensation costs recognized in 2007 with respect to awards granted both in 2007 as well as in previous fiscal years. Pursuant to SEC rules, the amounts shown in this table exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards and do not necessarily correspond to the actual value that may be recognized by the directors. See Note 11 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 17, 2008, and incorporated by reference into this proxy statement, for a discussion of the relevant assumptions used to determine the valuation of our stock awards for accounting purposes in 2007.

(2)	Options to purchase 202,771 shares of common stock outstanding as of December 31, 2007. The grant date fair value of the options to purchase 35,000 shares of common stock that were granted on December 7, 2007 is $71,605.

(3)	Options to purchase 186,657 shares of common stock outstanding as of December 31, 2007. The grant date fair value of the options to purchase 25,000 shares of common stock that were granted on December 7, 2007 is $51,146.

(4)	Options to purchase 89,583 shares of common stock outstanding as of December 31, 2007. The grant date fair value of the options to purchase 25,000 shares of common stock that were granted on December 7, 2007 is $51,146.

(5)	Options to purchase 172,771 shares of common stock outstanding as of December 31, 2007. The grant date fair value of the options to purchase 25,000 shares of common stock that were granted on December 7, 2007 is $51,146.

(6)	Mr. Rich became a director of Verenium on March 12, 2008.

(7)	Options to purchase 25,000 shares of common stock outstanding as of December 31, 2007. The grant date fair value of the options to purchase 25,000 shares of common stock that were granted on December 7, 2007 is $51,146.

(8)	Options to purchase 116,250 shares of common stock outstanding as of December 31, 2007. The grant date fair value of the options to purchase 25,000 shares of common stock that were granted on December 7, 2007 is $51,146.

(9)	Options to purchase 25,000 shares of common stock outstanding as of December 31, 2007. The grant date fair value of the options to purchase 25,000 shares of common stock that were granted on December 7, 2007 is $51,146.

(10)	Dr. Simon resigned as a director effective March 12, 2008.

(11)	Options to purchase 523,908 shares of common stock outstanding as of December 31, 2007. The grant date fair value of the options to purchase 25,000 shares of common stock that were granted on December 7, 2007 is $51,146.

During 2007, each non-employee director of Verenium received an annual retainer of $25,000, a fee of $1,500 per board meeting attended, and a fee of $1,000 per meeting for committee participation. Directors who served as committee chairpersons for board committees received an additional fee of $1,000 per committee meeting, with the Chairperson of the Audit Committee receiving an additional retainer of $7,500 for 2007. In the year ended December 31, 2007, the total fees payable to all non-employee directors was $352,500 for service on the board. In accordance with Verenium’s policy, members of the board of directors were also eligible for reimbursement for expenses incurred in connection with their attendance at board meetings.

Each non-employee director also received awards under Verenium’s 2005 Non-Employee Directors’ Equity Incentive Plan. Only non-employee directors of Verenium are eligible to receive options or other equity-based awards under this Plan. During 2007, Verenium granted options for board participation aggregating 210,000 shares to the eight non-employee board directors at an average exercise price per share of $3.89 and a weighted average valuation per share of $2.0459 per share. Each director was awarded 25,000 stock options, with the Chairman of the Board receiving an additional 10,000 options (35,000 in total). These options have a 10-year term, an exercise price equal to the closing sales price on the date of grant and as follows: 2.78% of the shares subject to such options vest each month for three years. Options granted under the 2005 Non-Employee Directors’ Equity Incentive Plan are intended by Verenium not to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. Stock awards and awards of stock options under the 2005 Non-Employee Directors’ Equity Incentive Plan are discretionary. As of March 31, 2008, 806,000 shares are authorized for issuance under the 2005 Non-Employee Directors’ Equity Incentive Plan, 564,583 options are outstanding and no options have been exercised. Prior to 2005, certain directors had also received options under the Verenium 1999 Non-employee Directors’ Stock Option Plan. As of March 31, 2008, 311,792 options were outstanding under the Verenium 1999 Non-employee Directors’ Stock Option Plan, and 138 options had been exercised.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO INCREASE THE AUTHORIZED NUMBER OF SHARES

OF COMMON STOCK FROM 170,000,000 TO 250,000,000 SHARES

At the annual meeting, Verenium stockholders will be asked to approve an amendment to the certificate of incorporation to increase Verenium’s authorized number of shares of common stock from 170,000,000 shares to 250,000,000 shares.

The additional common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding common stock of Verenium. Adoption of the proposed amendment and issuance of the Verenium common stock would not affect the rights of the holders of currently outstanding common stock of Verenium, except for effects incidental to increasing the number of shares of Verenium’s common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Verenium common stock. If the amendment to Verenium’s certificate of incorporation is adopted, it will become effective upon filing of a certificate of amendment of Verenium’s certificate of incorporation with the Secretary of State of the State of Delaware.

In addition to the 63,648,452 shares of common stock outstanding on March 31, 2008 Verenium has reserved 12,963,345 shares for issuance upon exercise of options and rights granted under Verenium’s stock option plans (including 1,792,382 shares reserved for issuance under Verenium’s 1999 Employee Stock Purchase Plan) of which options to purchase 8,005,149 shares are outstanding as of March 31, 2008. As of March 31, 2008, 348,148 shares of Verenium common stock are reserved for future issuance pursuant to outstanding Verenium warrants. On March 22, 2007, Verenium also reserved 14,705,880 shares for issuance upon conversion of its outstanding 5.50% convertible senior notes due 2027. Assuming Proposal No. 3 is approved, Verenium will reserve 12,549,677 shares for issuance upon conversion of its outstanding 8.00% senior convertible notes due 2012 and assuming Proposal No. 4 is approved, Verenium will reserve 7,987,626 shares for issuance upon conversion of its outstanding warrants issued under the 8% senior convertible notes due 2012.

Although at present Verenium has no plans to issue the additional shares of common stock which are the subject of this proposal, it desires to have the shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval. These purposes may include:

•	raising capital;

•	providing equity incentives to employees, officers or directors;

•	establishing strategic relationships with other companies;

•	expanding Verenium’s business or product lines through the acquisition of other businesses, products or companies; and

•	other purposes.

The additional shares of common stock that would become available for issuance if the proposal is adopted could also be used by Verenium to oppose a hostile takeover attempt or to delay or prevent changes in control or management of Verenium. For example, without further stockholder approval, Verenium’s board of directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the then current board of directors of Verenium. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is Verenium’s board of directors currently aware of any such attempts directed at Verenium), nevertheless, stockholders should be aware that approval of proposal could facilitate future efforts by Verenium to deter or prevent changes in control of Verenium, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

To be approved, Proposal No. 2 must receive “For” votes from the majority of shares of Verenium’s common stock having voting power outstanding on the record date for the annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as “Against” votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3

APPROVAL OF THE ISSUANCE OF MORE THAN 12,549,677 SHARES OF VERENIUM’S COMMON

STOCK UNDER THE 8% SENIOR CONVERTIBLE NOTES

Background

In February 2008, Verenium completed a private placement in which it issued and sold $71 million in aggregate principal amount of 8% senior convertible notes, referred to as Notes, and warrants to purchase 7,987,626 shares of Verenium’s common stock to certain accredited investors. The net proceeds from the sale of the Notes and the warrants have been and will be used for working capital and other corporate purposes.

NASDAQ Stockholder Approval Requirement

Verenium’s common stock is listed on The Nasdaq Global Market, which is governed by the Marketplace Rules of The Nasdaq Stock Market. Marketplace Rule 4350(i)(1)(D)(ii) requires stockholder approval of the sale, issuance or potential issuance of common stock or securities convertible into or exercisable for common stock in a transaction other than a public offering if such sale, issuance or potential issuance is equal to 20% or more of the common stock outstanding before the issuance for less than the greater of the book or market value of the common stock. In order to comply with this Marketplace Rule, Verenium agreed, in the private placement, to place a limit on the number of shares it could issue under the Notes without stockholder approval. That limit, or share cap, is 12,549,677 shares, which represents 19.9% of the 63,063,707 shares outstanding on the date Verenium signed the securities purchase agreement for the private placement of the Notes and warrants.

Verenium also agreed to use its reasonable best efforts to obtain stockholder approval of the issuance of shares of common stock in excess of the share cap under the Notes in an amount sufficient to fully provide for any issuances under the Notes (whether issued upon conversion, in lieu of payment of cash interest, or otherwise).

Unless Verenium obtains stockholder approval of these potential issuances of shares of common stock above the share cap, if the conversion of the Notes or Verenium’s election to issue shares of common stock in lieu of cash interest payments would result in the issuance of more than the 12,549,677 share cap, Verenium will be required to settle the portion of the conversion obligation that would otherwise be satisfied in shares of common stock by making cash payments to the holders of the Notes.

Verenium is seeking separate stockholder approval of the issuance of shares of its common stock upon exercise of the warrants issued with the Notes in the private placement as set forth in Proposal No. 4.

Summary of the Notes

The material terms of the Notes are summarized below. For additional information regarding the Notes and the warrants, please refer to the full text of the securities purchase agreement, the form of the Notes and the form of the warrants, each of which is attached as an exhibit to Verenium’s Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, on February 25, 2008 and the related registration rights agreement attached as an exhibit to the Form S-3 Registration Statement Verenium filed with the SEC on April 8, 2008, or the resale registration statement.

Rank, Maturity and Interest on the Notes

The Notes are senior obligations and rank equally with Verenium’s 5.5% convertible senior notes due 2027. The Notes are unsecured and are in effect junior to Verenium’s secured obligations to the extent of the value of the assets securing such obligations. The interest rate is 8% per annum, payable in cash in arrears on a quarterly basis beginning on April 1, 2008. The maturity date of the Notes is April 1, 2012, unless earlier converted or redeemed.

Conversion of the Notes

The Notes are convertible into Verenium common stock. The initial conversion price is $4.09 per share. At the initial conversion price, absent the share cap, the Notes would be convertible into 17,359,413 shares of Verenium’s common stock. The conversion price of the Notes is subject to full ratchet anti-dilution protection and a reset provision whereby, to the extent the volume weighted average price of Verenium’s common stock during the seven trading days prior to the one year anniversary of the issuance of the notes is less than $3.55 per share, the conversion price will reset to the greater of $2.13 per share or 115% of the volume weighted average price of the common stock at that time. If the conversion price were to reset to $2.13 per share, absent the share cap, the notes would then be convertible into 33,333,333 shares of Verenium’s common stock. If an anti-dilution adjustment were required because of a qualifying dilutive issuance, with full ratchet protection, the conversion price would reset to the price per share of the dilutive issuance. Because there is no minimum conversion price, it is theoretically possible that the number of shares issuable upon a conversion could be as high as 7,100,000,000 shares assuming a worst-case scenario of a $0.01 conversion price.

As noted above, unless and until Verenium obtains stockholder approval to issue more than the 12,549,677 share cap under the Notes, the maximum number of shares of common stock Verenium can issue under the Notes, whether as the result of conversion, in payment of interest or otherwise, is 12,549,677 shares. If Verenium does not obtain stockholder approval for issuances above the share cap, it will be required to settle in cash any required share issuances under the Notes in excess of 12,549,677 shares in an amount per share equal to the closing sale price of Verenium’s common stock on the applicable conversion date. As an example, assume that stockholder approval is not obtained, the conversion price resets to $2.13 per share on the first anniversary of the issuance of the Notes so that 33,333,333 shares would be issuable assuming conversion of all of the Notes and that the closing sale price at conversion is $3.25 per share. In this case, Verenium would have an obligation to issue 12,549,677 shares and would be required to pay the holders $67,546,882, which is the product of the assumed closing sale price of $3.25 per share multiplied by the 20,783,656 shares which would otherwise have been issuable under the Notes, but for the share cap.

Verenium may also elect to force the automatic conversion of the Notes provided that the closing sale price of Verenium’s common stock at the time it makes such election has exceeded $8.18 per share over the 30-trading day period ending prior to the date it makes such election, the average daily trading volume of the common stock during that 30-trading day period has been greater than or equal to $3 million and certain other conditions are met.

No Note may be converted to the extent that after giving effect to such conversion, the holder of such note (together with its affiliates) would beneficially own in excess of 9.99% of Verenium’s common stock immediately after giving effect to the conversion.

Payment of Interest and Make-Whole Obligations

Interest payments on the Notes may be made, at Verenium’s option and subject to the satisfaction of certain conditions as described below, in shares of common stock, or interest shares, valued at a 5% discount to the average of the volume weighted stock price during a measurement period prior to the applicable interest payment date. For purposes of filing the resale registration statement, Verenium estimated that it might issue up to 6,486,059 interest shares in lieu of cash interest payments, based on an assumed interest period of 4.1 years and an assumed per share price for purposes of valuing the interest shares (which, again, will be valued at a 5% discount) of $4.00.

The ability to pay the interest in shares of Verenium common stock is subject to certain conditions, including, among others, the registration of such shares for resale or the eligibility of such shares for sale without restriction or registration, the listing or designation for trading of the common stock on the Nasdaq Global Market (or another eligible market), compliance by Verenium with the terms of the Notes, the warrants and the other documents related to the issuance of the Notes, the absence of any event of default thereunder (including compliance with limitations on the number of shares that may be issued to any one noteholder or under applicable rules of the Nasdaq Global Market), and the absence of a public announcement during the immediately preceding 60-day period before issuance of any pending, proposed or intended fundamental transaction.

Verenium is required to make certain make-whole interest payments in the event of any voluntary conversion, automatic conversion or, in certain cases as described below, redemption upon an event of default to cover the interest that would have accrued through the maturity of the Notes but for such conversion or redemption, discounted to present value using the public yield on two-year notes of the Unites States federal government on the date such interest payment is determined.

Change of Control Redemption or Conversion

If Verenium engages in a transaction resulting in a change of control, each noteholder may, at its option, require Verenium to redeem the Notes for a cash payment of 120% of the principal amount being redeemed, plus accrued and unpaid interest; or they may convert the Notes. If a noteholder chooses to convert in connection with a change of control, the conversion rate is subject to increase under certain circumstances.

Event of Default Redemption

Upon an event of default under the Notes, each noteholder, at its option, may require Verenium to redeem the Notes at a redemption price equal to the greater of (A) 120% of the principal amount, plus accrued and unpaid interest and late charges, and (B) 120% of the as-converted value (based on the greater of the closing sale price in effect immediately before the event of default, immediately after the event of default and on the date the noteholder delivers notice of redemption), plus accrued and unpaid interest and late charges, if any, and the make-whole payment described above.

Events of default under the Notes, include, for example: (i) Verenium’s suspension from trading or the failure of Verenium’s common stock to be listed on an eligible market for five consecutive trading days or for more than ten trading days in any 365-day period; (ii) Verenium’s failure to cure a conversion failure by delivery of shares of common stock; (iii) Verenium’s failure to maintain the required number of authorized shares reserved for issuance for more than ten consecutive business days; (iv) Verenium’s failure to pay the principal, interest, late charges or other amounts when and as due, including any make-whole payments, or failure to pay the redemption price when due; (v) the breach by Verenium of any representation, warranty, covenant term or condition, after expiration of certain grace/cure periods; (vi) default by Verenium under other indebtedness, after expiration of applicable grace periods, in an aggregate outstanding principal amount of $2 million or more, which default is caused by Verenium’s failure to pay principal, premium or interest when due and results in the right to declare such indebtedness due and payable or otherwise cause it to come due; (vii) failure to pay final judgments against Verenium or any subsidiary in excess of $2 million, subject to stay pending appeal or bonding; or (viii) commencement of a voluntary bankruptcy case of Verenium or any subsidiary or consent to entry of order for relief in an involuntary bankruptcy case against Verenium or any subsidiary, consent to the appointment of a receiver or similar custodian by Verenium or any subsidiary, the making of a general assignment for the benefit of creditors by Verenium or any subsidiary or the admission in writing by Verenium or any subsidiary that it is generally unable to pay its debts as they become due.

Certain Covenants Contained in the Notes

Verenium is subject to certain restrictive covenants under the Notes, including the following:

Restricted Cash Deposit Upon Disposition of Specialty Enzymes Business Unit. If Verenium sells, transfers or disposes of any part of its specialty enzymes business unit (other than sales or licenses in the ordinary course of business and other than any sales, dispositions or other transfers, in one or a series of related transactions, providing for gross proceeds of $1 million or less), it is required to deposit cash in a restricted cash account for the benefit of the holders of the Notes in an amount equal to the lesser of 50% of the total consideration received for such sale, transfer or disposition and 50% of the then outstanding principal amount of the Notes. This covenant could limit our ability to monetize certain products or rights in our Specialty Enzymes Business Unit, depending on how the transaction were structure. The obligation to make such a deposit terminates when the closing sale price of Verenium’s common stock exceeds $7.00 per share for 30 consecutive trading days, the average daily trading volume for such period is at least $2 million and all shares issuable upon conversion of the Notes are registered for resale pursuant to effective registration statements or freely saleable during such period.

Restrictions on Indebtedness. Verenium is not permitted to incur indebtedness, other than certain project financing debt or up to $15 million in principal amount of debt, provided that if the closing sale price of Verenium’s common stock exceeds $8.00 per share for 30 consecutive trading days, the limit on additional indebtedness increases to $30 million and if the closing sale price of the common stock exceeds $12.00 per share for 30 consecutive trading days, the limit on additional indebtedness increases to $50 million. In addition, Verenium is restricted from incurring or permitting to exist any secured debt or debt that is senior to the Notes other than certain project financing debt or $15 million principal amount of debt, subject to increase as described above.

Restrictions respecting the 5.50% convertible senior notes due 2027. Verenium is not permitted to repay, restructure, amend, redeem, exchange or repurchase all or any portion of the outstanding 5.50% convertible senior notes due 2027, except for repayments or redemptions required by the terms of such notes.

Registration Rights

In connection with the private placement, Verenium entered into a registration rights agreement pursuant to which it agreed that it would, at its expense, file with the SEC a registration statement for the resale of the shares of common stock issuable under the Notes and warrants as well as the issuance by Verenium of shares of common stock it might choose to issue in lieu of payment of cash interest. Verenium agreed to use its reasonable best efforts to cause the registration statement to be declared effective within 90 days following the issuance of the Notes and warrants (if not subject to full SEC review), or 120 days (if subject to full SEC review). To the extent the SEC’s staff, as part of its review of the registration statement, requires Verenium to register less than all of the common stock issuable under the Notes and warrants, Verenium is obligated to file additional registration statements, in which case the time periods set forth above apply. Should any such registration statement not be declared effective within that time period, or should any such registration statement’s effectiveness not be maintained in accordance with the terms of the registration rights agreement, Verenium agreed to pay affected buyers of the Notes cash payments totaling 1% of the aggregate purchase price of such buyers’ registrable securities included in such registration statement on each of certain specified dates, up to a maximum amount of 10% of the aggregate purchase price paid by such buyers. Verenium and the buyers of the Notes and warrants also agreed to indemnify each other against certain liabilities in respect of any such registration.

Effect on Outstanding Common Stock

The value of Verenium’s outstanding common stock may be reduced as a result of the potential issuance of additional shares of common stock at a price less than the market or book value of the outstanding shares of common stock. The issuance of additional shares of Verenium’s common stock upon the conversion of the Notes and in lieu of the payment of cash interest under the Notes will dilute the ownership interests of existing stockholders, and such dilution could be very significant, as described in the section above entitled “Conversion of the Notes.” The anticipated conversion of the Notes into shares of Verenium’s common stock could depress the price of Verenium’s common stock. In addition, as described above, the holders of the Notes and the warrants are entitled to certain registration rights. If the shares underlying the Notes and warrants are registered for resale, upon issuance such shares will be freely transferable without restriction under the Securities Act of 1933, as amended. Such free transferability could materially and adversely impact the market price of Verenium’s common stock if a sufficient number of shares are sold into the market.

Consequences if Stockholder Approval is Not Obtained

If the stockholders do not approve this Proposal No. 3, then upon the conversion of the Notes, Verenium will be required to settle the portion of its conversion obligation that would otherwise be satisfied in shares by making cash payments to the holders for the number of shares issuable in excess of the 12,459,677 share cap, in an amount equal to the closing sale price of the Verenium shares as of the time of conversion multiplied by that number of excess shares that should have been issued under the Notes. As illustrated in the example above, while the cash settlement obligations will vary depending upon Verenium’s stock price, those obligations have the potential to be significant and could significantly restrict Verenium’s ability to fund its ongoing operations, or could even be in excess of its then-existing cash reserves. Verenium’s total consolidated long-term debt, which includes the Notes, its 5.5% convertible senior notes, and debt under its secured credit facility, was approximately $172.5 million as of April 1, 2008, and represented approximately 65% of Verenium’s total capitalization as of that date. If Verenium fails to make any required payments under its existing debt, or otherwise breaches the terms of its debt, including any breach of its cash settlement obligations under the Notes, a substantial portion of the debt could be subject to acceleration, and in such a situation, it is unlikely Verenium would be able to repay the accelerated debt.

Vote Required

To be approved, Proposal No. 3 must receive “For” votes from the majority of shares of Verenium’s common stock having voting power present in person or represented by proxy and voting on Proposal No. 3. Abstentions have the same effect as an “Against” vote. “Broker non-votes” will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3 TO APPROVE ALL ISSUANCES OF COMMON STOCK UNDER THE 8% SENIOR CONVERTIBLE NOTES IN EXCESS OF 12,549,677 SHARES.

PROPOSAL NO. 4

APPROVAL OF THE ISSUANCE OF SHARES OF VERENIUM’S COMMON STOCK IN ANY AMOUNT UPON

THE EXERCISE AND PURSUANT TO THE TERMS OF WARRANTS TO PURCHASE COMMON STOCK

Background

As described in Proposal No. 3, in February 2008, Verenium completed a private placement in which it issued and sold $71 million in aggregate principal amount of 8% senior convertible notes, referred to as the Notes, and warrants to purchase 7,987,626 shares of Verenium’s common stock, referred to as the Warrants, to certain accredited investors. The net proceeds from the sale of the Notes and the Warrants have been and will be used for working capital and other corporate purposes.

NASDAQ Stockholder Approval Requirement

Verenium’s common stock is listed on The Nasdaq Global Market, which is governed by the Marketplace Rules of The Nasdaq Stock Market. Marketplace Rule 4350(i)(1)(D)(ii) requires stockholder approval of the sale, issuance or potential issuance of common stock or securities convertible into or exercisable for common stock in a transaction other than a public offering if such sale, issuance or potential issuance is equal to 20% or more of the common stock outstanding before the issuance for less than the greater of the book or market value of the common stock. In order to comply with this Marketplace Rule, Verenium agreed, in the private placement, to place a limit on the number of shares it could issue under the Notes without stockholder approval. That limit, or share cap, is 12,549,677 shares, which represents 19.9% of the 63,063,707 shares outstanding on the date Verenium signed the securities purchase agreement for the private placement of the Notes and warrants. Because the Notes are currently convertible into a number of shares equal to the share cap, Verenium agreed that the Warrants may be exercisable for cash until it obtains stockholder approval to issue shares upon exercise of the Warrants.

Verenium also agreed to use its reasonable best efforts to obtain stockholder approval of the issuance of shares of the common stock upon exercise of the Warrants in an amount sufficient to fully provide for any issuances upon the exercise of the warrants from time to time as such Warrants are presented for exercise.

Unless Verenium obtains stockholder approval of the issuance of shares of Verenium’s common stock upon the exercise of the Warrants, it may be required to settle the exercise obligation by making cash payments to the holders of the Warrants.

Verenium is seeking separate stockholder approval of the issuance of more than 12,549,677 shares of Verenium’s common stock under the Notes as previously set forth in Proposal No. 3.

Summary of the Warrants

The material terms of the Warrants are summarized below. For additional information regarding the Warrants and the private placement generally, please refer to the full text of the securities purchase agreement, the form of the Notes and the form of the Warrants, each of which is attached as an exhibit to Verenium’s Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, on February 25, 2008 and the related registration rights agreement attached as an exhibit to the Form S-3 Registration Statement filed with the SEC on April 8, 2008, or the resale registration statement.

The Warrants do not become exercisable (whether for cash or shares) until August 27, 2008 and will remain exercisable for five years thereafter. No Warrant may be exercised to the extent that after giving effect to such exercise, the holder of such Warrant (together with its affiliates) would beneficially own in excess of 9.99% of Verenium’s common stock immediately after giving effect to the exercise.

The initial exercise price of the Warrants is $4.44 per share. The exercise price is subject to weighted average anti-dilution protection. At this time, an aggregate of 7,987,626 shares of Verenium’s common stock are issuable upon exercise of the Warrants. An indeterminate number of additional shares of common stock may be issued from time to time upon exercise of the Warrants, as adjusted as a result of any exercise price anti-dilution adjustments.

If Verenium does not obtain stockholder approval of issuances of shares of common stock upon the exercise of the Warrants, the Warrants may be exercisable for cash, in an amount per share which would otherwise have been issuable equal to the closing sale price of the common stock on the exercise date less the applicable exercise price. For example, if stockholder approval is not obtained and the closing sale price on the exercise date is $4.50 per share, Verenium’s cash obligation to the holders of the Warrants, assuming the exercise of warrants to purchase 7,987,626 shares, would be $479,257.56, which is the product of $0.06 (a $4.50 closing sale price per share less the $4.44 exercise price per share) multiplied by 7,987,626. As the closing price per share increases above the exercise price, the potential obligation increases. If the closing sale price were $8.00 per share on the exercise date, the cash obligation would be $28,435,948.56, which is the product of $3.56 (an $8.00 closing sale price per share less the $4.44 exercise price per share) multiplied by 7,987,626.

Registration Rights

In connection with the private placement, Verenium entered into a registration rights agreement pursuant to which it agreed that it would, at its expense, file with the SEC a registration statement for the resale of the shares of common stock issuable under the Notes and Warrants, as well as the issuance of shares of common stock Verenium might choose to issue in lieu of payment of cash interest under the Notes. Verenium agreed to use its reasonable best efforts to cause the registration statement to be declared effective within 90 days following the issuance of the Notes and Warrants (if not subject to full SEC review), or 120 days (if subject to full SEC review). To the extent the SEC’s staff, as part of its review of the registration statement, requires Verenium to register less than all of the common stock issuable under the Notes and Warrants, Verenium is obligated to file additional registration statements, in which case the time periods set forth above apply. Should any such registration statement not be declared effective within that time period, or should any such registration statement’s effectiveness not be maintained in accordance with the terms of the registration rights agreement, Verenium agreed to pay affected buyers of the Notes cash payments totaling 1% of the aggregate purchase price of such buyers’ registrable securities included in such registration statement on each of certain specified dates, up to a maximum amount of 10% of the aggregate purchase price paid by such buyers. Verenium and the buyers of the Notes and Warrants also agreed to indemnify each other against certain liabilities in respect of any such registration.

Effect on Outstanding Common Stock

The value of Verenium’s outstanding common stock may be reduced as a result of the potential issuance of additional shares of common stock at a price less than the market or book value of the outstanding shares of common stock. The issuance of shares of common stock upon the exercise of the Warrants will dilute the ownership interests of existing stockholders, and such dilution could be significant. The anticipated exercise of the Warrants into shares of common stock could depress the price of Verenium common stock. In addition, as described above, the holders of the Notes and the Warrants are entitled to certain registration rights. If the shares underlying the Notes and Warrants are registered for resale, the shares will be freely transferable without restriction under the Securities Act of 1933, as amended. Such free transferability could materially and adversely impact the market price of the common stock if a sufficient number of shares are sold into the market.

Consequences if Stockholder Approval is Not Obtained

If the stockholders do not approve this proposal, then upon the exercise of the Warrants, Verenium will be required to make cash payments upon exercise in an amount per share issuable equal to the closing sale price of its common stock on the attempted exercise date less the applicable exercise price. As illustrated in the examples above, while the amount of the cash settlement obligation depends upon Verenium’s stock price, those obligations have the potential to be significant, and could significantly restrict Verenium’s ability to fund its ongoing operations, or could even be in excess of its then-existing cash reserves. Verenium’s total consolidated long-term debt, which includes the Notes, its 5.5% convertible senior notes and debt under its secured credit facility, was approximately $172.5 million as of April 1, 2008, and represented approximately 65% of its total capitalization as of that date. If Verenium fails to make any required payments under its existing debt, or otherwise breaches the terms of its debt, a substantial portion of its debt could be subject to acceleration, and in such a situation, it is unlikely Verenium would be able to repay the accelerated debt.

Vote Required

To be approved, Proposal No. 4 must receive “For” votes from the majority of shares of Verenium’s common stock having voting power present in person or represented by proxy and voting on Proposal No. 4. Abstentions have the same effect as an “Against” vote. “Broker non-votes” will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4 TO APPROVE ALL ISSUANCES OF COMMON STOCK UPON THE EXERCISE AND PURSUANT TO THE TERMS OF THE WARRANTS IN ANY AMOUNT.

PROPOSAL NO. 5

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The audit committee has selected Ernst & Young LLP as Verenium’s independent registered public accountants for the year ending December 31, 2008 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the Verenium annual meeting. Ernst & Young LLP has audited Verenium’s financial statements since 1999. Representatives of Ernst & Young LLP are expected to be present at the Verenium annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as Verenium’s independent registered public accountants is not required by Delaware law, Verenium’s certificate of incorporation, or its bylaws. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification in accordance with the charter of the audit committee and as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of Verenium and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Verenium annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on Proposal No. 5 and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal No. 5 has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Verenium for the fiscal years ended December 31, 2007 and December 31, 2006 by Ernst & Young LLP, Verenium’s principal independent registered public accounting firm.

	Fiscal Year Ended
	2007	2006
Audit Fees	$1,104,084	$540,096
Audit-related Fees	75,123	—
Tax Fees	—	3,000
All Other Fees	—	—

Total Fees	$1,179,207	$543,096

Total audit fees for both 2007 and 2006 relate to professional services rendered by Ernst & Young LLP in conducting their integrated audit of Verenium’s financial statements and attestation on management’s report on internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The 2007 audit fees included approximately $254,000 related to the merger with Celunol in June 2007 and the convertible debt offering in March 2007. The 2007 audit-related fees were for accounting consultations by Ernst &Young LLP in connection with the merger and convertible debt offering.

Verenium also engaged a third-party firm to assist in preparing for the Sarbanes-Oxley Section 404 audit and was billed an aggregate of approximately $160,000 for these services in 2006 and approximately $200,000 in 2007.

Verenium expects that fees for professional services rendered by Ernst & Young LLP in connection with their integrated audit of Verenium’s 2008 financial statements and related matters to be similar to those for prior years absent significant events such as the merger that occurred in 2007.

The Tax Fees for 2006 above relate to professional services rendered by Ernst & Young LLP for tax compliance, tax advice, and tax planning. All fees described above were approved by Verenium’s audit committee.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Verenium’s independent registered public accountants, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accountants or on an individual explicit case-by-case basis before the independent registered public accountants are engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

The audit committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the independent registered public accountants’ independence. None of the fees paid to the independent registered public accountants under the categories Audit-related, Tax, and All Other fees described above were approved by the audit committee after services were rendered pursuant to the de minimis exception established by the Securities and Exchange Commission.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 5.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The audit committee is governed by the Audit Committee Charter, which can be found on our website at wwww.verenium.com. The audit committee is comprised of four directors, Ms Wenzinger, Dr. Kaufmann and Messrs. Leschly and Zak, each of whom meets the current independence and experience requirements of the listing standards of The Nasdaq Stock Market. The Board has determined that Ms. Wenzinger is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.

Management has the primary responsibility for the preparation, presentation and integrity of the financial statements and the reporting process, including the systems of internal and disclosure controls. The purpose of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities for the financial reporting process, the system of internal control, the audit process, and the Company’s process for monitoring compliance with financial laws and regulations and the code of business conduct and ethics. The Company’s independent registered public accountants, Ernst & Young LLP, are responsible for performing an independent audit of the consolidated financial statements, expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States and auditing of and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting, in accordance with the standards established by the Public Company Accounting and Oversight Board (United States) and issuing a report thereon.

The audit committee held nine meetings during 2007, of which four included separate executive sessions of the audit committee with the independent auditors and among the audit committee members themselves.

The audit committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audits of the Company’s financial statements and their approach to the assessment of the Company’s internal controls over financial reporting. The audit committee reviewed and discussed with management and the independent registered public accountants the presentation of the financial results and the results of the assessment of internal controls over financial reporting. These reviews included discussions with the independent registered public accountants of matters as are required to be discussed with the audit committee by Statement of Auditing Standards No. 61, as amended, “Communications with Audit Committees,” including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosure in the financial statements. In addition, the Audit Committee has discussed with the independent registered public accountants the independent registered public accountants’ independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accountants required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of nonaudit services with the independent registered public accountants’ independence.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The audit committee has also recommended, subject to stockholder approval, the selection of Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2008.

Audit Committee:

Ms. Cheryl A. Wenzinger (Committee Chair)

Dr. Fernand Kaufmann

Mr. Mark Leschly

Mr. Michael Zak

*	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

VERENIUM’S MANAGEMENT

Name	Age	Title
Carlos A. Riva	54	President, Chief Executive Officer and Director
John A. McCarthy Jr.	49	Executive Vice President and Chief Financial Officer
John R. Malloy, Jr.	49	Executive Vice President, Biofuels
William H. Baum	63	Executive Vice President
Geoffrey P. Hazlewood	58	Senior Vice President, Research

Former Officers:
Edward T. Shonsey	62	Former Chief Executive Officer
Anthony E. Altig	52	Former Senior Vice President, Finance, Chief Financial Officer, and Secretary
R. Patrick Simms	65	Former Senior Vice President, Operations

Mr. Carlos A. Riva became Verenium’s President and Chief Financial Officer in June 2007, after the merger of Verenium and Celunol closed. Prior to such time, Mr. Riva had been Celunol’s Chairman and Chief Executive Officer since 2006. Prior to joining Celunol, from 2003 to 2005, Mr. Riva served as Executive Director of Amec plc, a major global construction and engineering company based in the United Kingdom, where he was responsible for the company’s operations in the United States and Britain and for Amec’s global oil and gas business strategy. From 1995 to 2003, Mr. Riva was Chief Executive Officer of InterGen, a Boston-based joint venture between Shell and Bechtel that developed more than 18,000 megawatts of electric generating capacity, along with gas storage and pipelines, on six continents. Under his leadership InterGen raised $9 billion of non-recourse project financing to construct power projects and grew from a development company concept to a successful, global operating business. From 1992 to 1994 Mr. Riva was President and Chief Operating Officer of Boston-based J. Makowski Company, which developed the first independent power project in the United States. Mr. Riva received his S.B. and M.S. degrees in Civil Engineering from M.I.T. and Stanford University respectively, and an M.B.A. from the Harvard Business School.

Mr. John A. McCarthy, Jr. became Verenium’s Executive Vice President and Chief Financial Officer in June 2007, after the merger of Verenium and Celunol closed. Prior to such time, Mr. McCarthy had been Celunol’s Executive Vice President and Chief Financial Officer since November 2006. Prior to joining Celunol, he spent the previous 15 years in the healthcare/life sciences industry, focused on managing the transformational growth of early-stage companies into diversified entities. During this time, he led three companies through the IPO process, raising over $700 million in the private and public capital markets. Mr. McCarthy’s experience includes serving as Senior Vice President & Chief Financial Officer of Xanthus Pharmaceuticals, Senior Vice President, Corporate Development & Chief Financial Officer of Synta Pharmaceuticals, Executive Vice President & Chief Financial Officer of Exact Sciences, and President of the Managed Care Services Division of Concentra Managed Care. Prior to his operating career, Mr. McCarthy worked in the Investment Banking Division of Morgan Stanley in New York. Mr. McCarthy graduated with a B.S. from Lehigh University and received his M.B.A. degree from the Harvard Business School.

Mr. John R. Malloy, Jr. became Verenium’s Executive Vice President, Biofuels in June 2007, after the merger of Verenium and Celunol closed. He is responsible for Verenium’s Biofuels business unit. Before joining Celunol in 2005, he was President and Chief Executive Officer of Predictive Power and Chief Operating Officer of Wilson TurboPower, both early-stage, venture-backed MIT energy technology start-up companies. Previously, he had been responsible for business, corporate and project development for Citizens Lehman Power and for Edison Mission Marketing & Trading after its purchase of Citizens Lehman Power. He had also been Chief Operating Officer of Beacon Energy Company, Project Vice President of Wheelabrator Technologies, and Director of Project Development of U.S. Generating Company. Mr. Malloy received a BSME from the University of Massachusetts and an SMME from MIT.

Mr. William H. Baum joined Verenium in August 1997, as Vice President, Sales and Marketing, and was promoted to Senior Vice President, Business Development in November 1999 and to Executive Vice President in

July 2002. Mr. Baum was Vice President of Global Sales and Marketing with International Specialty Products, a specialty chemical company, from July 1993 to August 1997. Prior to joining International Specialty, Mr. Baum was with Betz Laboratories, also a specialty chemical company, for 20 years in a variety of international and domestic executive management positions, including Executive Vice President of European Operations and as Managing Director of Betz GmbH. In addition, Mr. Baum serves as a director for Genomatica, a private biotechnology company. Mr. Baum received a B.S. from Widener University.

Dr. Geoffrey P. Hazlewood joined Verenium in August 2001, as Director, Industrial Enzyme Applications, and served as Senior Director, Industrial Enzymes from 2003 until 2005 and Vice President, Product Applications from 2005 through 2007, becoming Senior Vice President and Head of Research in October 2007. Prior to joining Verenium he was Technology Director at Finnfeeds International, a specialist feed ingredients business developing feed enzymes for swine and poultry producers worldwide. From 1973 to 1998 Dr. Hazlewood was employed at the Babraham Institute, a research institute employing more than 400 scientists and sponsored by Britain’s lead funding agency for academic research in the life sciences. At the time of his departure from the Babraham Institute, Dr. Hazlewood was Deputy Director and Head of the Institute’s Biomolecules Program. He holds a BSc in Microbiology from the University of London and a PhD in Biochemistry from the University of Cambridge. Much of his research focuses on the molecular architecture, function and applications of cellulase and hemicellulase enzymes. He is the author of almost 200 research papers and articles, and is co-inventor on numerous patents.

Mr. Edward T. Shonsey joined Verenium in January 2003, as Senior Vice President, Internal Development, was promoted to Executive Vice President, Internal Development in February 2004, and became the Chief Executive Officer on an interim basis in October 2005, until he left Verenium in connection with the closing of the merger with Celunol. Prior to his time with Verenium, Mr. Shonsey held several positions with Syngenta (formerly Novartis), an agribusiness company, from 1995 to 2002, including President of Syngenta Seeds Inc. Earlier while at Syngenta, Mr. Shonsey was responsible for leading research, product development, and regulatory teams to develop new product lines and to access new markets. Mr. Shonsey also served in executive financial and operations positions with Pioneer Hi-Bred International, a plant biology company (now a subsidiary of DuPont), and Proctor & Gamble, a consumer products company. Mr. Shonsey received a B.S. from Marquette University and an M.B.A. from Creighton University.

Mr. Anthony E. Altig served as Verenium’s Senior Vice President, Finance, Chief Financial Officer, and Secretary from December 2004 until he left Verenium in connection with the closing of the merger with Celunol. Prior to joining Verenium, Mr. Altig served as the Chief Financial Officer of Maxim Pharmaceuticals, a public biopharmaceutical company, from 2002 to 2004. From 2000 to 2001, Mr. Altig served as the Chief Financial Officer of NBC Internet, Inc., a leading internet portal company, which was acquired by General Electric. Mr. Altig’s additional experience includes his role as the Chief Accounting Officer at USWeb Corporation, as well as his experience serving biotechnology and other technology companies during his tenure at both PricewaterhouseCoopers and KPMG. In addition, Mr. Altig serves as a director and chair of the Audit Committee for MultiCell Technologies, a public biopharmaceutical company. Mr. Altig received a B.B.A. from the University of Hawaii.

Mr. R. Patrick Simms served as Verenium’s Senior Vice President, Operations from October 1998, until he left Verenium in connection with the closing of the merger with Celunol. He served as Verenium’s Vice President, Process Engineering and Manufacturing from February 1997 to October 1998. Mr. Simms served as Senior Vice President, Business Development and Manufacturing, at Biosys, Inc., an agricultural biotechnology company focusing on natural insecticide products, from March 1990 to February 1997. From December 1984 to March 1990, Mr. Simms served as Vice President, Commercial Operations, at Genencor International, Inc., a biotechnology company focusing on industrial enzymes. Prior to joining Genencor, Mr. Simms spent 18 years with A.E. Staley in a wide range of technical and operational positions. Mr. Simms received a B.S. from West Virginia University.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information known to Verenium with respect to the beneficial ownership of Verenium’s common stock as of March 31, 2008 by:

•	each person or group of affiliated persons who is known by Verenium to own beneficially more than 5% of Verenium common stock;

•	each of Verenium’s current directors;

•	each of Verenium’s named executive officers identified below; and

•	all of Verenium’s directors and executive officers as a group.

As of March 31, 2008, there were 63,648,452 shares of Verenium common stock issued and outstanding. The numbers of shares beneficially owned include shares of common stock that the listed beneficial owners have the right to acquire within 60 days of March 31, 2008, upon the exercise of all options and other rights beneficially owned on that date. Unless otherwise noted, Verenium believes that all persons named in the table have sole voting and investment power with respect to all the shares beneficially owned by them.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
OppenheimerFunds, Inc.(2) Two World Financial Center 225 Liberty Street, 11th Floor New York, New York 10281-1008	9,907,200	15.57%
Syngenta Participations AG and affiliates(3) Schwarzwaldallee 215 CH-4002 Basel Switzerland	7,963,593	12.51%
Funds Affiliated with HealthCare Ventures(4) 44 Nassau Street Princeton, New Jersey 08542	6,656,091	10.43%
Invesco Ltd.(5) 1360 Peachtree Street NE Atlanta, GA 30309	5,834,174	9.17%
Highbridge Capital Management LLC(6) 9 West 57th Street, 27th Floor New York, NY 10019	5,630,837	8.13%
Funds Affiliated with Rho Ventures(7) 152 West 57th Street, 23 rd Floor New York, New York 10019	5,141,028	8.05%
Funds Affiliated with Charles River Ventures(8) 100 Winter Street, Suite 3300 Waltham, MA 02451-1475	4,002,246	6.28%
Capital Ventures International(9) One Capitol Place P.O. Box 1787 GT Grand Cayman, Cayman Islands British West Indies	3,777,506	5.60%
Carlos A. Riva	382,919	*

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
John A. McCarthy, Jr.	145,874	*
William H. Baum(10)	495,448	*
John R. Malloy, Jr.(11)	75,852	*
Geoffrey P. Hazlewood(12)	66,244	*
James H. Cavanaugh, Ph.D.(4)	6,656,091	10.43%
Peter Johnson(13)	178,833	*
Fernand Kaufmann, Ph.D.(14)	67,926	*
Mark Leschly(7)	5,141,028	8.05%
Joshua Ruch(7)	5,141,028	8.05%
Cheryl A. Wenzinger(15)	89,026	*
Michael Zak(8)	4,002,246	6.28%
All current executive officers and directors as a group(16)	17,303,387	26.70%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Verenium believes that each of the stockholders named in this table has sole or shared voting and/or investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 63,648,452 shares outstanding on March 31, 2008, adjusted as required by rules promulgated by the Securities and Exchange Commission.

(2)	Includes 9,000,000 shares of common stock owned by Oppenheimer Global Opportunities Fund, which has shared voting and investment power over those shares. OppenheimerFunds, Inc. is an investment advisor that has shared voting and investment power over 9,907,200 shares of common stock and disclaims beneficial ownership of all shares of common stock pursuant to Rule 13d-4 of the Exchange Act of 1934.

(3)	Includes 6,034,983 shares of common stock held by Syngenta Participations AG and 1,928,610 shares of common stock held by Syngenta Seeds AG.

(4)	Includes 3,231,679 shares of common stock held by HealthCare Ventures III, L.P.; 949,929 shares of common stock held by HealthCare Ventures IV, L.P.; 1,677,658 shares of common stock held by HealthCare Ventures V, L.P.; and 638,500 shares of common stock held by HealthCare Ventures VI, L.P. (collectively, the “Healthcare Ventures Funds”). Dr. Cavanaugh is a managing member of the general partner of each of the Healthcare Ventures Funds and shares investment and voting power over these shares with the other managing members of each of the general partners of the Healthcare Ventures Funds, none of whom are affiliated with Verenium. Dr. Cavanaugh disclaims beneficial ownership of the shares of common stock held by the Healthcare Ventures Funds except to the extent of his pecuniary interest therein. Includes 158,325 shares of common stock Dr. Cavanaugh, in his individual capacity, has the right to acquire pursuant to outstanding options exercisable within 60 days of March 31, 2008.

(5)	The following subsidiaries of Invesco hold certain shares of common stock: PowerShares Capital Management LLC and PowerShares Capital Management Ireland Ltd.

(6)

Highbridge International LLC, Highbridge Convertible Arbitrage Master Fund, L.P., STAR L.P. (a statistical arbitrage strategy), Highbridge Capital Management, LLC, Glenn Dubin and Harry Swieca are collectively the “Highbridge Group” and their ownership amounts are as follows: (i) Highbridge International LLC beneficially owns $19,997,500 aggregate principal amount of 8.0% senior convertible notes, convertible into 4,889,364 shares of common stock; (ii) Highbridge Convertible Arbitrage Master Fund, L.P. beneficially owns $2,802,500 aggregate principal amount of 8% senior convertible notes, convertible into 685,207 shares of common stock; (iii) STAR, L.P. beneficially owns 3,092 shares of common stock; and (iv) each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed the beneficial owner of the $22,800,000 aggregate principal amount of 8% senior convertible notes, convertible into 5,574,572 shares of common stock beneficially owned by Highbridge International LLC and Highbridge Convertible Arbitrage Master Fund, L.P. and the 3,092 shares of common stock beneficially owned by STAR, L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC, Highbridge Convertible Arbitrage Master Fund, L.P. and STAR, L.P., and has voting control and investment discretion over the securities held by them. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC, Highbridge Convertible Arbitrage Master Fund, L.P. and STAR, L.P. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of common stock held by Highbridge International LLC, Highbridge Convertible Arbitrage Master Fund, L.P. and STAR, L.P.

(7)	Includes (i) 1,634,230 shares of common stock held by Rho Management Trust II; (ii) 698,150 shares of common stock held by Rho Investment Partners “H”, L.P.; (iii) 726,946 shares (including 18,948 shares under warrants exercisable within the next 60 days) held by Rho Management Trust I; (iv) 333,629 shares of common stock (including 8,697 shares of common stock under warrants exercisable within the next 60 days) held by Rho Ventures IV, L.P.; (v) 785,497 shares of common stock (including 20,473 shares under warrants exercisable within the next 60 days) held by Rho Ventures IV (QP), L.P.; (vi) 818,557 shares of common stock (including 21,338 shares under warrants exercisable within the next 60 days) held by Rho Ventures IV GmbH & Co. Beteiligungs KG (collectively, the “Rho Funds”). Rho Management Partners, L.P., Atlas Capital Corp., Rho Management Ventures IV, LLC, Rho Capital Partners Verwaltungs GmbH, Rho Capital Partners, Inc., Joshua Ruch, Mark Leschly and Habib Kairouz (collectively, the “Rho Affiliates”) are each affiliates of all or some of the Rho Funds and may exercise voting and investment power over some of the shares of common stock. Each of the Rho Funds and the Rho Affiliates disclaim beneficial ownership except to the extent of its pecuniary interest. Includes 140,547 shares of common stock Mr. Leschly, in his individual capacity, has the right to acquire pursuant to outstanding options exercisable within 60 days of March 31, 2008. Includes 3,472 shares of common stock Mr. Ruch, in his individual capacity, has the right to acquire pursuant to outstanding options exercisable within 60 days of March 31, 2008.

(8)	Charles River Partnership XII, LP, a Delaware limited partnership (“CRP XII”), owns (i) 3,876,358 shares of common stock and (ii) warrants to purchase 68,513 shares of common stock. CRV XII Affiliates Fund, LP, a Delaware limited partnership (“CRV Affiliates” and together with CRP XII, the “Partnerships”), owns (i) 52,967 shares of common stock and (ii) warrants to purchase 936 shares of common stock. Charles River XII GP, LLC (“CR XII GP LLC”) is the general partner of Charles River XII GP, LP (“CR XII GP LP”) and CRV Affiliates. CR XII GP LP is the general partner of CRP XII. Each of Izhar Armony, Christopher Baldwin, Bruce I. Sachs, William P. Tai, George Zachary, and Michael Zak is a managing member of CR XII GP LLC. Each of CR XII GP LLC, CR XII GP LP and Messrs. Armony, Baldwin, Sachs, Tai, Zachary and Zak (collectively, the “Management Persons”) may be deemed to beneficially own the securities owned by the Partnerships. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person’s pecuniary interest in each applicable Partnership, if any. Includes 3,472 shares of common stock Mr. Zak, in his individual capacity, has the right to acquire pursuant to outstanding options exercisable within 60 days of March 31, 2008.

(9)

Heights Capital Management, Inc. is the investment manager to Capital Ventures International (together with Heights Capital Management, the “Capital Ventures Group”) and as such may exercise voting and investment power over these shares. The number of shares of common stock reported as beneficially owned are issuable upon conversion of $15,450,000 principal amount of 8% senior convertible notes at the initial conversion price of $4.09. Heights Capital Management, Inc., which serves as the investment manager to

Capital Ventures International, may be deemed to be the beneficial owner of all shares of common stock owned by Capital Ventures International. Each member of the Capital Ventures Group disclaims any beneficial ownership of any such shares of common stock, except to the extent of its pecuniary interest therein.

(10)	Includes 327,617 shares of common stock Mr. Baum has the right to acquire pursuant to outstanding options exercisable within 60 days of March 31, 2008.

(11)	Includes 38,920 shares of common stock Mr. Malloy has the right to acquire pursuant to outstanding options exercisable within 60 days of March 31, 2008.

(12)	Includes 41,306 shares of common stock Dr. Hazlewood has the right to acquire pursuant to outstanding options exercisable within 60 days of March 31, 2008.

(13)	Includes 154,433 shares of common stock Mr. Johnson has the right to acquire pursuant to outstanding options exercisable within 60 days of March 31, 2008.

(14)	Includes 57,926 shares of common stock Dr. Kaufmann has the right to acquire pursuant to outstanding options exercisable within 60 days of March 31, 2008.

(15)	Includes 84,026 shares of common stock Ms. Wenzinger has the right to acquire pursuant to outstanding options exercisable within 60 days of March 31, 2008.

(16)	Includes 1,010,044 shares of common stock these executive officers and directors (or their affiliates) have the right to acquire pursuant to outstanding options exercisable within 60 days of March 31, 2008 and 138,905 shares these executive officers and directors (or their affiliates) have the right to acquire pursuant to outstanding warrants exercisable within 60 days of March 31, 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Verenium’s directors and executive officers, and persons who own more than 10% of a registered class of Verenium’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Verenium. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulation to furnish Verenium with copies of all Section 16(a) forms they file.

To Verenium’s knowledge, based solely on a review of the copies of such reports furnished to Verenium and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, with the exception of two reports on Form 3 on behalf of Geoffrey Hazlewood and Mary Ellen Jones, who were newly appointed executive officers, which were filed in the first quarter of 2008 rather than by December 17, 2007, one report on Form 4 on behalf of Mr. Hazlewood, which was filed approximately two months late and related to one transaction, and eight reports on Form 4 reflecting an annual stock option grant for independent directors, which were filed between 28 and 31 days late on behalf of each of Messrs. Cavanaugh, Johnson, Kaufmann, Leschly, Ruch, Simon and Zak and Ms. Wenzinger.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Philosophy and Objectives

The principal objectives of Verenium’s executive compensation program are to attract, retain and promote talented, highly qualified, executive-level employees, and motivate them to achieve complex and challenging performance objectives deemed critical to Verenium’s long-term success.

Verenium provides incentives and rewards the members of its executive management team for their ability to:

•	improve Verenium’s organizational effectiveness;

•	achieve Verenium’s annual operational, sales and financial performance objectives; and

•	advance important strategic objectives and meet important strategic milestones.

Verenium believes this is the most effective way to ensure that its executives’ efforts are continually aligned with the interests of its shareholders.

Verenium develops its executive compensation programs to be fair, reasonable, appropriately balanced between long- and short-term incentives, and competitive as compared to executives with similar responsibilities at comparably-sized companies in Verenium’s industry and related sectors. In particular, Verenium attempts to ensure that its executive compensation levels are attractive as compared to those of executives employed by other companies with headquarters in the geographic regions of Cambridge, Massachusetts and San Diego, California.

The elements of Verenium’s executive compensation program include:

•	a competitive salary;

•	cash bonus awards;

•	stock-based awards;

•	benefits package; and

•	other perquisites.

Compensation Committee Oversight of Executive Compensation

Among its responsibilities, the compensation committee of the board of directors reviews Verenium’s compensation program annually at its regularly-scheduled meeting in December. The goal of this review process is to ensure that the types of compensation, the proportions of base pay and incentive-based compensation and the combined value of the total compensation package each of its executives, directors and employees receives are maintained at the levels of competitiveness Verenium has determined to be appropriate for Verenium in relation to local and national trends for similar size companies in Verenium’s industry and related sectors. Because of the anticipated merger with Celunol, during early 2007, the compensation committee also reviewed the combined company’s compensation program in preparing for the transition into a combined company and the subsequent integration of the merged companies.

Role of Consultants and Survey Data

Verenium performs its annual compensation assessment using input from industry-specific compensation surveys that are conducted each year by widely-recognized compensation and human resource planning organizations with expertise in Verenium’s industry. Verenium retains the services of an outside compensation expert to compile and analyze the data from the surveys, and also from supplemental sources, which primarily include compensation information from other companies’ proxy statements, as well as other publicly available information from companies similar to Verenium. Verenium typically retains its compensation expert to address support needs it anticipates based on Verenium’s projected growth, if any, Verenium’s succession planning needs, changes in the levels of responsibility for executives or other key employees, anticipated turnover among key employees or directors, or structural changes it may be planning or contemplating, and prevailing conditions in the employment market and developing trends in executive and board compensation. Based on Verenium’s informational needs, its compensation expert develops and analyzes relevant competitive marketplace trends and benchmarking information from the surveys and sources of supplemental information it compiles.

In June of 2007, Diversa completed its merger with Celunol and was renamed Verenium. Prior to the merger, Verenium (the former Diversa) had benchmarked its executive compensation programs against similar companies in the biotechnology industry. In June 2007, Verenium expanded the scope of the surveys that it analyzes to set appropriate compensation levels to include biotechnology and energy-related companies, and engaged Towers Perrin to provide a competitive compensation assessment for such entities. Verenium is a uniquely positioned entity and the first industry competitor with integrated, end-to-end capabilities in pre-treatment, novel enzyme development, fermentation, engineering and project development technologies to convert biomass into fuel ethanol in a commercial scale operation, with no directly comparable “peer” entities. Accordingly, although the compensation committee reviewed compensation and survey data provided by Towers Perrin for similar biotechnology and energy-related companies, the compensation committee did not believe it was appropriate to set post-merger 2007 executive compensation levels at a percentile of that provided by a “peer” group of entities. In July 2007, the compensation committee made adjustments to post-merger 2007 compensation levels for our executive officers to be competitive with companies that are similar to ours in revenue size and general business and operational complexity and that we believe our compensation structure should mirror or exceed in order for us to be in a position to competitively recruit and retain top executive talent.

Additionally, in late 2007, in order to assist the compensation committee in determining appropriate levels of executive compensation for 2008, the compensation committee engaged Pearl Meyer & Partners (PM&P) to provide a competitive compensation assessment of the following elements of compensation: base salary; target total cash compensation; actual total cash compensation; long-term incentives; actual total direct compensation; short-term incentive plan design alternatives and long-term incentive strategy. PM&P gathered competitive data from an identified peer group that included companies from life sciences, biotechnology, energy and biofuels industries. PM&P also collected data from a survey groups that reflected a broader group of biotechnology firms employing the appropriate revenue, industry, and executive role perspectives. Data was collected from survey sources reflecting companies of similar size and industries as Verenium’s. Market composites reflecting the average of the Peer Group and Survey Group data were calculated for executive compensation comparisons. For additional general reference, the compensation committee reviewed aggregate survey data prepared by Watson Wyatt Worldwide, Radford, the Biotech Employee Development Coalition, and World at Work regarding salary increases for executives and non-executives. The compensation committee is continuing to analyze the data. Verenium anticipates that it will continue to review and modify or expand the scope of the surveys and comparable companies that it analyzes as the Company and the industry develops.

Annual Compensation Setting Process and Procedures

Verenium’s human resources organization reviews the consultants’ assessments when complete, and generally uses information from them to develop a set of compensation proposals for the upcoming calendar year. The proposals, which are reviewed by Verenium’s Chief Executive Officer, form the basis for the compensation recommendations made by the Chief Executive Officer and human resources to the compensation committee for the named executive officers other than the Chief Executive Officer. Determinations of executive compensation are generally made during compensation committee meetings attended by the Chief Executive

Officer and human resources representatives. However, the process of determining Verenium’s Chief Executive Officer’s compensation differs insofar as he is not permitted to be present during Verenium’s compensation committee’s deliberations or decision-making with respect to Chief Executive Officer compensation matters, which generally occur in executive session during the compensation committee’s December meeting.

In addition to reviewing the compensation recommendations as described above, and agreeing upon its compensation program for the upcoming year at the December meeting, the compensation committee also conducts a regularly scheduled meeting in February to set the performance goals and objectives for the then-current reporting year for each of Verenium’s named executive officers, and to review their performance against objectives for the year just ended. The goal of these reviews is to determine the incentive award levels each named executive officer will receive for their past year’s performance and establish the new goals and objectives against which their performance will be measured for the upcoming year.

Additional Executive Compensation Planning for the 2007 Reporting Year

Because of the anticipated merger with Celunol, in February 2007 and on an as-needed basis throughout the year, the compensation committee also reviewed and modified Verenium’s compensation programs in order to retain employees during the period while the merger was pending, to provide appropriate severance arrangements for those employees who would likely be leaving the company in connection with the closing of the merger, to provide incentives for those Diversa and Celunol employees who would likely be retained after the merger and to determine appropriate compensation packages for anticipated new hires after the completion of the merger.

Verenium updated its compensation plan for 2007 through two business processes:

•	the annual operating planning process, which, among its many purposes, is used to identify the named executives’ performance goals and objectives; and

•

the compensation plan update, a process led by the Chief Executive Officer with support from the finance, accounting and human resource organizations along with the support of an outside compensation consultant.

Both of these processes commenced during the fourth quarter of 2006, and because of the merger with Celunol, which was completed in June 2007 and resulted in a new management team for the combined entity, the processes continued through 2007. In early 2007, in anticipation of entering into the merger agreement with Celunol, the compensation committee approved the 2007 executive bonus and retention plans, as well as wage and base compensation increases for all Diversa employees, including its executive officers, to help ensure the successful transition of knowledge and talent and prevent premature turnover in critical positions. In February 2007, Verenium entered into the merger agreement with Celunol and the annual compensation plan, details of the annual operating plan and targets, and the executive performance objectives for the upcoming year were recommended to the compensation committee and to the board of directors by the Chief Executive Officer and were voted upon at the February 2007 board of directors meeting. Also in February 2007, the compensation committee approved transitional employment arrangements and equity awards with certain of named executive officers who would be leaving the company as a result of the merger.

Types of Executive Compensation for the 2007 Reporting Year

Salary

Salaries are the principal means Verenium uses to provide regularly-paid compensation to its executive officers. Verenium’s salary levels are determined based on competitive industry practices, which are assessed each year based on industry survey data. Verenium’s compensation committee reviews the salaries of its named executive officers annually to ensure that they are aligned with the levels of responsibility Verenium’s executives have in their current positions and remain at or above appropriate levels of competitiveness for companies similar to Verenium. The annual salaries paid to Verenium’s executives in 2007 reflected competitive, market-based amounts determined through Verenium’s annual survey and compensation review process described above. As part of the regular annual compensation assessment process described above, Verenium’s executives’ salaries were increased in 2007 from the prior year for normal cost of living increases and to remain at competitive levels within Verenium’s industry. Also, in June 2007, after considering the Tower Perrin data, executive salaries were increased to ensure that salary levels remained at competitive levels deemed appropriate for the size and complexity of the company, Verenium’s strategic objectives and the responsibilities of Verenium’s executives post-merger. These guaranteed bonus payments were made to incentive and retain the Company’s employees during the pendency of and following the merger; and to permit management adequate time to address the merged company’s resource requirements during integration. Additionally, in February 2008, after considering the PM&P survey data, the compensation committee determined to increase executive salaries for 2008 to ensure that salary levels remained at competitive levels deemed appropriate for the size and complexity of Verenium’s business as follows: Mr. Riva $495,000, Mr. McCarthy, $340,000, Mr. Malloy, $288,400, Mr. Baum $367,400, and Mr. Hazlewood $260,000.

Stock and Stock-Based Awards

Verenium’s executive compensation program includes a provision for annual grants of long-term incentive compensation in the form of stock option grants upon hire, followed by annual grants of options or restricted stock awards, thereafter. The granting of incentive awards is a prevalent industry practice for companies in the Cambridge, Massachusetts region where Verenium is currently headquartered and in San Diego, California, where it maintains significant operations. Verenium’s stock option grants and restricted stock awards have been granted under Verenium’s 2007 Equity Incentive Plan and previously under Verenium’s 1997 Equity Incentive Plan. The amount of options or restricted stock awarded is determined each year by Verenium’s compensation committee with input from its outside compensation expert and Verenium’s human resources organization. In determining the number of options or restricted stock awards to be granted to executive officers, the compensation committee takes into consideration the individual’s position, scope of responsibility, ability to affect profits and stockholder value, and the value of equity awards in relation to other elements of total compensation. We also look at external factors such as current market conditions for executive employees and competitive peer data to determine the number and value of shares to be granted. For newly hired executives, we also engage in direct negotiations with the candidate over the terms of employment, including the size of the equity award to be granted if the candidate accepts our offer of employment.

Verenium’s board of directors reviews Verenium’s compensation committee’s recommendations and generally approves the executive equity awards each year, typically at the February board meeting. Because of the merger with Celunol, the compensation committee also considered and approved equity awards at other times during 2007 to certain of named executive officers who would be leaving the company as a result of the merger to help ensure the successful transition of knowledge and talent and prevent premature turnover in critical positions. Additionally, following completion of the merger in June 2007, additional equity awards were granted to our named executive officers as a retention and performance incentive. The exercise price of stock options granted by the compensation committee are priced using the market closing price of the common stock on the date the committee approves the grant. The compensation committee has not attempted to coordinate equity awards with the release of material non-public information.

Verenium’s goal is to provide its executives with industry competitive levels of long-term equity incentives consistent with survey data relating executive compensation and other information provided by its compensation expert such that the overall compensation with the goal of remaining at or above the mid-points of the ranges reviewed. Verenium attempts to provide its executives with these levels of long-term equity incentives principally to:

•	Provide an appropriate balance between immediate rewards and long-term incentives to instill proper focus on achieving Verenium’s annual operating objectives and critical strategic priorities.

•	Align the interests of Verenium’s executive team with those of Verenium’s shareholders through a material ownership interest in Verenium’s stock or stock-based instruments such as stock options.

•	Provide strong and sustained long-term incentives to retain Verenium’s executives and key employees whose knowledge and experience Verenium deems critical to achieving its business objectives.

•	Assure that Verenium’s executives’ compensation packages properly support its goal of shareholder wealth maximization.

Verenium’s stock awards are approved by the compensation committee and ratified by the board in accordance with the provisions of SFAS 123R, “Share-Based Payment.”

The vesting process that governs stock option and restricted stock awards is generally 25% vesting on the first anniversary date of the grant, with the remaining 75% vesting in even increments over each of the next twelve successive quarters on the respective quarterly anniversary date of the grant. In addition, for awards of stock options to Messrs. Riva, McCarthy and Malloy after completion of the merger in June 2007, 40% of each award granted was subject to 7-year “cliff” vesting, with potential acceleration of that vesting timetable based on Verenium’s achievement of certain performance criteria. The compensation committee believes that this mix of time-based and performance-based vesting serves as a retention tool for our executives and rewards and incentivizes achievement of strategic corporate goals.

Non-Equity Incentive Plan Compensation (Bonus Incentive Awards)

Verenium grants bonus incentive awards to each of its executive officers annually based on the attainment of certain critical business objectives identified as part of its annual planning process. Non-equity incentive awards received for 2006 reflect amounts paid to the executives in 2007 based on satisfaction of bonus objectives achieved for the 2006 reporting year, and non-equity incentive awards received for 2007 reflect amounts paid to executives in 2008 based on satisfaction of bonus objectives achieved for the 2007 reporting year as well as amounts paid in connection with the successful completion of the merger with Celunol in 2007 to certain executives who left the Company as a result of the merger.

The objectives Verenium executives are responsible for achieving in a particular reporting year are established at the beginning of each reporting year by the board of directors, with input from the compensation committee and Verenium’s executives. Upon confirmation of Verenium’s year-end results, the Chief Executive Officer reviews and makes bonus award recommendations for the executives and himself, which are then submitted to the compensation committee via the human resources organization. The compensation committee enters into discussions with the Chief Executive Officer regarding the executives’ past year performance, followed by a closed session to deliberate the Chief Executive Officer’s past year performance. Each of the bonus objectives for which the executives are accountable are weighted in pre-determined proportions laid out at the time the objectives were set, for purposes of determining annual bonus awards. The number of annual goals and objectives comprising the executives’ bonus plans are limited to those that Verenium believes, if successfully achieved within their respective area of responsibility, will most impact Verenium’s operating performance, strategic positioning and financial results. Upon evaluation, the compensation committee makes a determination as to the degree to which corporate and personal performance bonus objectives have been achieved for each executive. If the executives are deemed to have completely achieved all of their annual bonus objectives, one hundred percent of the amount they are eligible to receive is awarded. If they partially achieve their objectives, or fail to achieve some or all of their objectives, the amounts they are awarded, if any, are pro-rated based on the percentage of their goals achieved. The target potential bonus payouts for the executives range from 40% to 60% of base pay. The weighting of base salary versus the incentive portions of executive officer compensation is dependant on the ranking of the executive officer. Consistent with our pay-for-performance philosophy, the higher ranked the executive officer and the more such executive officer is responsible for influencing stockholder value, the higher the variable components of compensation typically are relative to base salary.

Because the executive bonus program generally does not include minimum thresholds or guaranteed minimum award amounts, bonus awards may vary from zero to one hundred percent of eligibility. Upon review of each executive’s past year’s performance, our compensation committee then meets with our board of directors at the February board meeting to discuss their approved recommendations, which, after discussion and deliberation, are voted upon by the full board of directors. Among its responsibilities, our compensation committee also reviews our executives’ target bonus levels annually to ensure that targeted award amounts remain competitive as compared to industry norms for similar positions.

Bonus Incentive Awards—Merger Related Incentives

Although Verenium historically has not had a practice of granting bonus awards in excess of one hundred percent of eligibility, the compensation committee may, at its discretion, recommend additional bonus awards to its executives as circumstances warrant. For example, as part of the transitional employment arrangements for certain executives who were leaving the Company as a result of the merger, to help ensure the successful transition of knowledge and talent and prevent premature turnover in critical positions, the compensation committee awarded bonuses in excess of their target bonuses for 2006 as well as guaranteed bonuses for 2007. To ensure a successful transition during the process of merging and integrating Diversa and Celunol, Diversa executives were guaranteed their respective bonuses at a minimum of 100% of target levels for 2007. The 2007 bonuses were guaranteed to Diversa executives to help ensure the successful transition of knowledge and talent and prevent premature turnover in critical positions prior to the merger, and to ensure that the post-merger executive team would have a sufficient period of time to assess the post-merger needs of the Company, and retain any necessary new hires.

Following the merger, in order to have consistency in the executive bonuses, the remaining Verenium executives were also guaranteed their respective bonuses at a minimum of 100% of target levels for 2007. These bonuses were paid in 2008. Because of the then-pending merger with Celunol, in February 2007, the compensation committee determined that it was in the best interests of the Company to pay all of the Diversa employees 100% of their potential bonus for 2006 (paid in 2007) and, if those employees were still employed by the Company in February 2008, 100% of their potential bonus for 2007 (to be paid in 2008). Additionally, in February 2008 the compensation committee determined to pay Mr. McCarthy an additional one-time performance bonus of $100,000 for successful completion of a difficult financing during a period of turbulence in the financial markets and for helping to ensure a successful transition during the process of merging and integrating Diversa and Celunol.

Bonus Incentive Awards—Post-Merger 2007 Incentive Plans

Verenium provides stock option and bonus incentives to each of its executives, generally awarded annually at the conclusion of its reporting year. The awards are based on the achievement of certain goals and objectives each executive is responsible for over the course of the reporting year. The goals are identified by Verenium’s board of directors, with the concurrence of the executive team, as part of the annual planning process. The planning process is used to identify the key milestones and results the executives are to be measured against at the conclusion of the reporting year, and validate the importance each goal has in achieving Verenium’s annual business plan. The principal goals comprising executive post-merger incentive plans for 2007 were to:

•

Complete certain previously announced strategic reorganization activities that resulted in a downsizing of and the elimination and/or significant scale back of certain programs and lines of business that were not consistent with our strategic focus, including those related to pharmaceutical products, fine chemicals, animal health, therapeutic antibody optimization and small molecule drug discovery programs.

•

Position Verenium and its resources to capitalize on commercial opportunities in the cellulosic ethanol industry by completing the merger with Celunol, which closed June 2007, and rebranding the company as Verenium.

•

Begin execution of Verenium’s combined company business plan, to create the first industry competitor with integrated, end-to-end capabilities in pre-treatment, novel enzyme development, fermentation, and engineering and project development technologies to convert biomass into fuel ethanol in a commercial scale operation.

•	Develop and implement successfully an integration plan for geographically and technologically diverse businesses.

•	Materially advance the design and construction of the demonstration-scale cellulosic ethanol production facility in Jennings, Louisiana.

•	Improve Verenium’s financial operating performance and liquidity through various revenue, gross margin, cost and working capital improvement initiatives.

•

Continually upgrade and improve key functional support activities and business processes to ensure that Verenium has an effective business infrastructure and operating controls to support its business growth objectives.

At the completion of Verenium’s reporting year, each of its executives’ goals and objectives are evaluated in the manner discussed above. In the process of evaluating its executives’ incentive awards for the prior year, the Verenium compensation committee also considers and gives weight to other factors that may have influenced its 2007 performance, including challenges in completing the merger and integrating the two companies, general economic trends, industry and competitive conditions, regulatory and legislative developments, changes in relationships with Verenium’s various manufacturing and distribution partners or marketing and selling partners or other conditions and situations that could have affected Verenium’s operations and financial results.

Benefits

Verenium’s executives are eligible to participate in standard health and welfare benefits available to all employees of the Company, including health insurance and other insurances and the Verenium 401(k) plan.

Perquisites

In addition to the benefits available to all employees, we sometimes provide our executive officers with certain additional benefits that we believe are reasonable and necessary to attract and/or retain each of our executive officers and reflect market standards. These benefits have included physician exams, supplemental long term disability insurance, and reimbursement for tax preparation and planning services. Such benefits are not presently made generally available, and to the extent made available historically, have represented a de minimus portion of executive compensation.

The Company also reimbursed Mr. Riva for legal fees incurred in connection with the negotiation of his employment arrangement with the Company.

Termination and Change in Control Benefits

Our executive officers and other employees have contributed to establishing us as the successful company that we are today, and the compensation committee believes that in order to continue to retain their services and focus their efforts on stockholder interests when considering strategic alternatives, it is important to provide our key executives with some income and benefit protection against their potential loss of employment in connection with a change in control of our company or otherwise in connection with certain involuntary terminations.

Accordingly, we have entered into employment agreements with Messrs. Riva and Baum that provide for certain involuntary termination related benefits, as further discussed in “Employment Agreements.” Additionally, to help ensure the successful transition of knowledge and talent and prevent premature turnover in critical positions in connection with the Celunol merger, we entered into transitional employment agreements with Messrs. Shonsey, Altig and Simms that provided for change in control related severance benefits, as further discussed in “Employment Agreements.”

Federal Tax Consequences

Section 162(m) of the Code, as amended, or the code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the corporation’s principal executive officer and three other most highly compensated executive officers other than the principal financial officer. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. Verenium periodically reviews the potential consequences of Section 162(m) and may structure the performance-based portion of its executive compensation to comply with certain exemptions in Section 162(m). However, Verenium reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Summary Compensation Table

The following table shows for the fiscal year ended December 31, 2006 and December 31, 2007 compensation awarded to or paid to, or earned by, Verenium’s Chief Executive Officer, Chief Financial Officer, certain of Verenium’s executive officers, and three former executive officers who departed from the Company during the fiscal year, whom Verenium refers to as “Verenium’s named executive officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)(2)		Stock Awards ($)(3)		Option Awards(3)		Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)		Total ($)
Carlos A. Riva	2007	243,389	(6)	276,000		813,961		652,781		$350,000	(12)	6,358	(14)	2,342,489
President, Chief Executive Officer and Director	2006		**		**		**		**		**		**		**

John A. McCarthy, Jr.	2007	158,611	(6)	252,500		342,002		234,813		286,000	(12)	1,053	(15)	1,274,979
Executive Vice President and Chief Financial Officer	2006		**		**		**		**		**		**		**

John R. Malloy, Jr.	2007	145,556	(6)	140,000		—		705,762		200,000	(12)	541	(15)	1,191,859
Executive Vice President, Biofuels Business Unit	2006		**		**		**		**		**		**		**

William H. Baum	2007	367,422		275,567		273,827		379		—		10,475	(16)	927,670
Executive Vice President, Business Development and General Manager, Specialty Enzymes Business Unit	2006	353,004		176,306		404,015		—		—		10,127	(16)	943,452

Geoffrey P. Hazlewood	2007	221,583		100,000	(8)	121,040		54,997		—		2,815	(15)	500,435
Senior Vice President, Research	2006		**		**		**		**		**		**		**

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)(2)	Stock Awards ($)(3)		Option Awards(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)		Total ($)
Former Officers:
Edward T. Shonsey	2007	298,153	(7)	—	$1,342,018	(9)	77	—		426,118	(17)	2,066,366
Chief Executive Officer	2006	366,637		263,000	622,945		—	—		14,999	(16)	1,267,581

Anthony E. Altig	2007	220,628	(7)	—	863,655	(10)	102,338	10,116	(13)	344,344	(18)	1,541,081
Senior Vice President, Finance, Chief Financial Officer, and Secretary	2006	260,501		156,005	454,328		—	—		4,465	(16)	875,299

R. Patrick Simms	2007	203,699	(7)	—	208,415	(11)	379	—		224,480	(19)	636,973
Senior Vice President, Operations	2006	281,370		180,190	346,573		—	—		6,855	(16)	814,988

**	We have excluded 2006 compensation data for Mr. Riva, McCarthy, Malloy and Hazlewood, as each was appointed an executive officer during 2007.

(1)	Unless otherwise noted, (i) amounts for 2006 include amounts earned in 2005 but paid in 2006, as well as amounts earned in 2006 and paid in 2006 or 2007 and (ii) amounts for 2007 include amounts earned in 2007 and paid in 2007 or 2008. For persons who were named executive officers in 2006, amounts that were earned in 2006 and paid in 2007 are included in 2006 amounts unless otherwise noted.

(2)	In 2006 and 2007, the board of directors set target cash bonus amounts for the named executive officers under the annual bonus plan, subject to performance targets being met. In both 2006 and 2007, the board of directors voted to award the target cash bonus amount to each named executive officer without requiring that the performance targets be met. The cash bonus amounts paid were in lieu of the amounts that the named executive officers could have earned under the annual bonus plan. As required by SEC rules, Verenium has reported all amounts paid in lieu of the amounts earned by meeting the performance measure in the annual bonus plan in the “Bonus” column.

(3)	Amounts relate to stock awards and stock option awards, as applicable, and reflect the share-based compensation expense recognized for financial statement reporting purposes using the straight-line method in accordance with SFAS 123(R). Amounts include compensation costs recognized in 2006 with respect to awards and options granted in 2006 as well as in previous years and include compensation costs recognized in 2007 with respect to awards and options granted both in 2007 as well as in previous fiscal years. Pursuant to SEC rules, the amounts shown here exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards and do not necessarily correspond to the actual value that may be recognized by the named executive officers. See Note 11 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 17, 2008 and incorporated by reference into this proxy statement, for a discussion of the relevant assumptions used to determine the valuation of our stock awards for accounting purposes in 2007. See the “Grants of Plan-Based Awards Table” for information on awards made in 2007.

(4)	Some cash compensation awarded under our annual bonus program are reflected in the “Bonus” column. See note (1) of “Summary Compensation Table.”

(5)	Amounts include long-term disability and group term life insurance benefits awarded to each executive officer, and, as applicable, payment for tax preparation fees, payment of legal fees, and post-employment salary continuation, bonus, and health benefits.

(6)	Compensation information for Messrs. Riva, McCarthy, and Malloy for 2007 includes earnings from June 20, 2007, the effective date our merger with Celunol, and the date that each was appointed an executive officer of Verenium.

(7)	Salary information for Mr. Shonsey, Altig, and Simms for 2007 includes earnings from January 1, 2007 through August 15, 2007, the effective date of their termination of employment. Salaries paid after August 15, 2007 pursuant to their respective employment agreements are reflected in the “All Other Compensation” column.

(8)	Consists of amounts Mr. Hazlewood earned in 2007 that were paid in 2008 under our annual bonus plans.

(9)	The Company agreed to cancel Mr. Shonsey’s unexercised vested options and in exchange grant immediately vested stock awards. In addition, the Company agreed to allow continued vesting of Mr. Shonsey’s outstanding restricted stock awards. Total compensation under “Stock Awards” includes $267,138 for vesting of his restricted stock awards through his termination date of August 15, 2007, $435,325 in connection with the post-termination vesting of outstanding restricted stock, and $639,555 in connection with the exchange of outstanding options for restricted stock.

(10)	The Company agreed to cancel Mr. Altig’s unexercised vested and unvested options and in exchange grant stock awards that vest over eight quarters following his termination date. In addition, the Company agreed to allow continued vesting of Mr. Altig’s outstanding restricted stock awards. Total compensation under “Stock Awards” includes $234,399 for vesting of his restricted stock awards through his termination date of August 15, 2007, $278,894 in connection with the post-termination vesting of outstanding restricted stock, and $350,362 in connection with the exchange of outstanding options for restricted stock.

(11)	The Company agreed to allow continued vesting of Mr. Simms’ outstanding restricted stock awards. Total compensation under “Stock Awards” includes $144,947 for vesting of his restricted stock awards through his termination date of August 15, 2007 and $209,307 in connection with the post-termination vesting of outstanding restricted stock.

(12)	Amounts paid for cash awards to Mr. Riva, McCarthy and Malloy in connection with the completion of the merger in June 2007.

(13)	Amounts paid for cash awards to Mr. Altig in February 2007 in connection with the completion of the merger agreement.

(14)	Amount includes $720 for include long-term disability and group term life insurance benefits and $5,638 in costs paid for legal fees incurred by Mr. Riva in connection with the negotiation of his employment agreement.

(15)	Amounts for Mr. McCarthy, Malloy and Hazlewood include long-term disability and group term life insurance benefits.

(16)	Amounts for Mr. Baum, Shonsey, Altig, and Simms include long-term disability and group term life insurance benefits and tax preparation fees.

(17)	Amounts for Mr. Shonsey include $7,324 for long-term disability and group term life insurance benefits and tax preparation fees, and, pursuant to Mr. Shonsey’s employment agreement, $4,653 for post-employment health insurance premiums, $141,841 for post-employment salary continuation, and $272,300 paid in lieu of the amount that would have been earned and paid to Mr. Shonsey under the annual bonus plan. See “—Post-Employment Compensation.”

(18)	Amounts for Mr. Altig include $2,354 for long-term disability and group term life insurance benefits and tax preparation fees, and, pursuant to Mr. Altig’s employment agreement, $4,490 for post-employment health insurance premiums, $112,500 for post-employment salary continuation, and $225,000 paid in lieu of the amount that would have been earned and paid to Mr. Altig under the annual bonus plan. See “—Post-Employment Compensation.”

(19)	Amounts for Mr. Simms include $7,073 for long-term disability and group term life insurance benefits and tax preparation fees, and, pursuant to Mr. Simms’ employment agreement, $1,921 for post-employment health insurance premiums, $102,752 for post-employment salary continuation, and $112,734 paid in lieu of the amount that would have been earned and paid to the applicable named executive officer under the annual bonus plan. See “—Post-Employment Compensation.”

As described in “—Compensation Discussion & Analysis,” the Company generally awards cash bonuses under the Company’s annual bonus plans. Amounts are set at a percentage of the base salaries of the named executive officers and generally awarded only when the performance objectives are met. In 2006, for achievement of certain corporate goals, each named executive officer was eligible to receive cash compensation equal to 70% of his designated target bonus amount, and, for achievement of certain personal goals, each named executive officer was eligible to receive 30% of his designated target bonus amount, payable in cash. For 2006, the target bonuses established under the annual bonus plan for meeting certain corporate goals for Messrs. Shonsey, Altig, Baum and Simms were $127,049, $72,802, $123,414 and $75,733, respectively. In 2006, the target bonuses for meeting certain personal goals for Messrs. Shonsey, Altig, Baum and Simms were $54,330, $31,201, $52,892 and $32,457, respectively. For 2007, the target bonuses established under the annual bonus plan for Messrs. Riva, McCarthy, Malloy, Baum, Hazlewood, Shonsey, Altig and Simms were 60%, 50%, 50%, 50%, and 40%, respectively, and special retention bonuses for Messrs. Shonsey, Altig and Simms were set at $272,300, $225,000 and $112,774, respectively.

In 2006, in recognition of the Company’s significant restructuring, and in 2007, in recognition of the completion of the merger with Celunol, the board of directors voted to award the target cash bonus amount to each named executive officer without requiring that the performance targets be met. The cash bonus amounts paid were in lieu of the amounts that the named executive officers could have earned under the annual bonus plan.

The Company’s compensation committee can, at its discretion, recommend to the Company’s board higher bonus amounts than those pre-established under the annual bonus plan.

Employment Agreements

Post-Employment Compensation

The amount of compensation payable to each named executive officer upon voluntary termination, involuntary termination without cause, termination following a change of control or termination in the event of disability or death of the executive is shown below.

Payments made upon termination

Regardless of the manner in which a named executive officer’s employment terminates, the named executive officer is entitled to receive amounts earned during his term of employment, including salary and unused vacation pay.

Payments made in 2007 under Employment Arrangements

We made the following payments in 2007 to our former executive officers pursuant to employment agreements which were executed in connection with our merger with Celunol.

	Retention Bonus ($)	Salary Continuation ($)
Edward T. Shonsey	272,300	141,841
Anthony E. Altig	225,000	112,500
R. Patrick Simms	112,734	102,752

Edward Shonsey

At the time of the execution of the merger agreement with Celunol in February 2007, Verenium entered into an employment agreement with Mr. Shonsey. Under the terms of the February 2007 agreement, Mr. Shonsey resigned his employment on August 15, 2007. Verenium will pay Mr. Shonsey’s base salary and health insurance premiums for 12 months from the date of his termination. From August 15, 2007 to December 31, 2007, the amount paid for health insurance premiums was $4,653. Mr. Shonsey also received a $272,300 retention incentive bonus following the effective date of his resignation of employment and was awarded an additional cash bonus of $263,000 for his 2006 performance.

Under the terms of Mr. Shonsey’s agreement, provided that he does not engage in certain prohibited actions following termination of his employment, Verenium will continue to allow vesting of his restricted stock awards on a quarterly basis over the two-year period following termination. From August 15, 2007 through December 31, 2007, 22,038 shares had vested pursuant to this agreement.

Additionally, on the date of his resignation as an employee, Mr. Shonsey’s unexercised options were cancelled, and in consideration of the cancellation, he received a restricted stock bonus award for 183,685 shares, which, as of the date of his resignation, had an equivalent Black-Scholes value to the cancelled options, as determined by a third party valuation firm, who assumed that the cancelled options would otherwise have expired on March 1, 2009.

Anthony E. Altig

At the time of the execution of the merger agreement with Celunol in February 2007, Verenium entered into an employment agreement with Mr. Altig. Under the terms of the February 2007 agreement, Mr. Altig resigned his employment on August 15, 2007. Verenium will pay Mr. Altig’s salary and health insurance premiums for 12 months from the date of his termination. From August 15, 2007 to December 31, 2007, the amount paid for health insurance premiums was $4,490. Mr. Altig also received a $225,000 retention incentive bonus following the effective date of his resignation of employment and was awarded a bonus of $156,005 for his 2006 performance.

Under the terms of Mr. Altig’s agreement, provided that he does not engage in certain prohibited actions following termination of employment, Verenium will continue to allow vesting of his restricted stock awards on a quarterly basis over the two year period following termination. From August 15, 2007 through December 31, 2007, 11,114 shares had vested pursuant to this agreement.

Additionally, on the date of his resignation as an employee, Mr. Altig’s unexercised stock options were cancelled, and in consideration of the cancellation, he received a restricted stock bonus award for 51,962 shares, which, as of the date of his resignation, had an equivalent Black-Scholes value to his cancelled options, as determined by a third party valuation firm, who assumed that the cancelled options would otherwise have expired on March 1, 2009.

R. Patrick Simms

At the time of the execution of the merger agreement with Celunol in February 2007, Verenium entered into an employment agreement with Mr. Simms. Under the terms of the February 2007 agreement, Mr. Simms resigned his employment on August 15, 2007. Verenium will pay Mr. Simms’ salary and health insurance premiums for 12 months from the date of his termination. From August 15, 2007 to December 31, 2007, the amount paid for health insurance premiums was $1,921. Mr. Simms also received a $112,734 retention incentive bonus following the effective date of his resignation of employment and was awarded a bonus of $108,190 for his 2006 performance.

Under the terms of Mr. Simms’ agreement, provided that he does not engage in certain prohibited actions following termination of employment, Verenium will continue to allow vesting of his restricted stock awards on a quarterly basis over the two year period following termination. From August 15, 2007 through December 31, 2007, 7,641 shares had vested pursuant to this agreement.

Potential Payments under Employment Arrangements

Carlos A. Riva

Under Verenium’s employment offer letter with Mr. Riva, if Verenium terminates his employment at any time without cause, or Mr. Riva terminates his employment for good, reason, each as defined in the letter agreement, he is entitled to receive severance compensation equal to twelve months of his then-current base salary and Verenium will continue to pay his employee benefits for twelve months after his termination date. In addition, Mr. Riva will receive acceleration of the vesting of his outstanding unvested equity awards such that, effective on the date of his termination, he will be deemed vested in the same number of shares underlying equity awards as if he had been employed by Verenium for twelve months after the date of his termination. Verenium’s board of directors, in its sole discretion, may elect to pay Mr. Riva a pro rated bonus for the year in which his employment is terminated. Mr. Riva will only receive these benefits if he complies with his obligations under his employment offer letter and his Employee Invention and Non-Disclosure Agreement and his delivery to the Verenium of a general release of all claims against Verenium and its affiliates. Assuming that Mr. Riva was terminated without cause or resigned for good reason on December 31, 2007, and the board of directors elected not to pay him a pro-rated bonus, he would have been entitled to receive approximately $230,000 in severance compensation.

William H. Baum

Under Verenium’s employment offer letter with Mr. Baum, if Verenium terminates his employment at any time without cause, as defined in the letter agreement, he is entitled to receive severance compensation equal to six months of his then-current base salary, and Verenium will continue to pay his employee benefits until he commences new employment. Assuming that Mr. Baum was terminated without cause on December 31, 2007, he would have been entitled to receive approximately $183,711 in severance compensation.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to our named executive officers during the year ended December 31, 2007.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options(#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Carlos A. Riva	6/20/2007	382,919	(4)	—		—	$1,929,912
	6/20/2007	—		624,146		$5.04	$1,855,840
	6/20/2007	—		375,854	(2)	$5.04	$1,941,775
	7/20/2007	—		289,496	(2)	$6.83	$1,473,969
John A. McCarthy, Jr.	6/20/2007	145,874	(4)	—		—	$735,205
	7/20/2007	—		214,200	(2)	$6.83	$1,039,363
	7/20/2007			175,426		$6.83	$682,082
John R. Malloy, Jr.	6/20/2007	—		75,897	(4)	$0.06	$763,524
	6/20/2007	—		44,678	(4)	$0.08	$448,791
	7/20/2007	—		181,200	(2)	$6.83	$879,237
	7/20/2007			125,926		$6.83	$489,580
William H. Baum	6/20/2007	20,000		—		—	$100,800
Geoffrey P. Hazlewood	2/20/2007	3,000		—		—	$25,200
	7/19/2007	—		50,000		$6.61	$188,132
	12/6/2007	—		110,037		$3.53	$217,644
Former Officers:
Edward T. Shonsey	8/15/2007	183,685	(3)	—		—	$1,197,626
Anthony E. Altig	2/11/2007	20,000		—		—	$206,200
	8/15/2007	76,840	(3)	—		—	$500,997
R. Patrick Simms		—		—		—	—

(1)	Amounts represent the full grant date fair value of restricted stock and stock option awards under SFAS 123R granted to the named executive officers in 2007. The fair value for these awards was calculated using the closing price of Verenium’s common stock on the grant date. The full grant date fair value is the amount that Verenium would expense in its financial statements over the award’s vesting schedule. See Note 11 of the of the Notes to Consolidated Financial Statements included in Verenium’s Annual Report on Form 10-K filed on March 17, 2008 and incorporated by reference in this proxy statement for a discussion of the relevant assumptions used to determine the valuation of stock awards for accounting purposes. These amounts reflect the company’s accounting expense for these awards and do not correspond to the actual amounts that may be recognized by the named executive officers.

(2)	Options “cliff” vest seven years from the date of grant. The board of directors may accelerate the vesting of up to 100% of the options upon the achievement of personal goals of the optionee or corporate goals of the Company, each as determined from time to time by the board of directors.

(3)	The August 15, 2007 restricted stock awards to Mr. Shonsey and Mr. Altig represent awards granted in exchange for the cancellation of their outstanding options pursuant to the terms of their transitional employment agreements. See “—Payments made in 2007 under Employment Arrangements”

(4)	Represents stock awards or options previously granted under the Celunol equity incentive plans which were assumed by Verenium on June 20, 2007 in connection with the merger.

Outstanding Equity Awards at December 31, 2007

The following table sets forth certain information regarding outstanding equity awards held by the named executive officers at December 31, 2007.

	Option Awards(1)(2)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price ($)/Share	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Carlos A. Riva	—	624,146		$5.04	6/20/2017	105,157	$524,733	—	—
	—	375,854	(4)	$5.04	6/20/2017	—	—	—	—
	—	289,496	(4)	$6.83	7/20/2017	—	—	—	—
John A. McCarthy, Jr.	—	175,426		$6.83	7/20/2017	45,586	$227,474	—	—
	—	214,200	(4)	$6.83	7/20/2017	—	—	—	—
John R. Malloy, Jr.	8,377	36,301		$0.08	1/30/2017	—	—	—	—
	25,299	50,598		$0.06	5/17/2016	—	—	—	—
	—	125,926		$6.83	7/20/2017	—	—	—	—
	—	181,200	(4)	$6.83	7/20/2017	—	—	—	—
William H. Baum	10,410	—		$6.53	2/24/2015	67,956	$339,100	—	—
	55,000	—		$7.63	2/5/2013	—	—	—	—
	127,207	—		$10.05	2/12/2014	—	—	—	—
	90,000	—		$14.35	12/20/2011	—	—	—	—
	45,000	—		$19.50	12/13/2010	—	—	—	—
Geoffrey P. Hazlewood	—	110,037		$3.53	—	33,703	$168,178	—	—
	—	50,000		$6.61	—	—	—	—	—
	1,275	—		$7.63	—	—	—	—	—
	1,500	—		$9.30	—	—	—	—	—
	21,531	—		$10.05	—	—	—	—	—
	15,000	—		$12.70	—	—	—	—	—
	2,000	—		$14.35	—	—	—	—	—
Former Officers:
Edward T. Shonsey	—	—		—	—	90,195	$450,073	—	—
Anthony E. Altig	—	—		—	—	72,454	$361,545	—	—
R. Patrick Simms	—	—		—	—	50,284	$250,917	—	—

(1)	Stock option awards and stock awards were granted under the 1997 Equity Incentive Plan and the 2007 Equity Incentive Plan.

(2)	Except as disclosed, stock option awards expire on the 10th anniversary of the grant date. The vesting schedule for options granted under these plans vest as follows: on the first anniversary of the grant date, 25% of the shares subject to stock option awards vests, with the remaining 75% of shares to vest in equal installments over the next three years on a quarterly basis.

(3)	The values in this column are based on the $4.99 per share closing sales price of Verenium’s common stock on the NASDAQ Stock Market on December 31, 2007, the last trading day of 2007.

(4)	Options “cliff” vest seven years from the date of grant. The board of directors may accelerate the vesting of up to 100% of the options upon the achievement of personal goals of the optionee or corporate goals of the Company, each as determined from time to time by the board of directors

Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises and stock vested during the year ended December 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Carlos A. Riva	—	—	46,734	$236,474
John A. McCarthy, Jr.	—	—	18,234	$107,125
John R. Malloy, Jr.	—	—	—	—
William H. Baum	—	—	59,555	$436,089
Geoffrey P. Hazlewood	—	—	24,438	$189,065
Former Officers:
Edward T. Shonsey	—	—	259,699	$1,316,773
Anthony E. Altig	—	—	98,422	$624,009
R. Patrick Simms	20,667	$118,360	40,627	$314,838

Pension Benefits

None of Verenium’s named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by Verenium. Verenium’s compensation committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in Verenium’s best interests.

Nonqualified Deferred Compensation

None of Verenium’s named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by Verenium. Verenium’s compensation committee may elect to provide Verenium’s officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in Verenium’s best interests.

Compensation Committee Report*

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement and in Verenium’s Annual Report on Form 10-K filed on March 17, 2008. Based on this review and discussion, the compensation committee has recommended to the Board of Directors that the CD&A be included in Verenium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Compensation Committee

Mr. Peter Johnson (Committee Chair)

Dr. James H. Cavanaugh

Dr. Fernand Kaufmann

Mr. Joshua Ruch

*	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Verenium under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any incorporation language contained in such filing.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides aggregate information as of December 31, 2007 regarding the Company’s equity compensation plans, including the 2007 Equity Incentive Plan (“2007 Plan”), 1997 Equity Incentive Plan, the 1999 Non-Employee Directors’ Stock Option Plan (the “1999 Directors’ Plan”), the 1999 Employee Stock Purchase Plan, and the 2005 Non-Employee Directors’ Equity Incentive Plan, the Celunol Corp. 2006 Equity Incentive Plan, the Celunol Corp. 2004 Equity Incentive Plan, and the Celunol Corp. 1998 Stock Plan. As a result of the termination of the 1999 Directors’ Plan, no additional option grants will be made under the 1999 Directors’ Plan.

Plan Category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted-average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	7,266,462	$8.4005	7,381,228	(1)
Equity compensation plans not approved by security holders(2)	447,126	$6.7082	0

Total	7,713,588	$8.3024	7,381,228

(1)	Includes 311,792 shares of common stock that were subject to awards as of December 31, 2007 under the Company’s 1999 Employee Stock Purchase Plan.

(2)	On June 20, 2007, in connection with the Company’s merger with Celunol Corp., the Company assumed all of Celunol’s outstanding options outstanding pursuant to the Celunol plans. The number of shares of Company common stock to be issued upon exercise of a Celunol option was determined in accordance with the terms of the merger agreement. No additional options or other awards will be issued under the assumed plans.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following includes a summary of transactions since January 1, 2007 to which Verenium has been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of its directors, executive officers or beneficial owners of more than five percent of Verenium’s common stock had or will have a direct or indirect material interest, other than equity and other compensation, termination, change-in-control and other arrangements, which are described under “Executive Compensation of Verenium.” Verenium believes the terms obtained or consideration that it paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Policies and Procedures for Related-Person Transactions

Under Verenium’s amended audit committee charter, all “related-persons transactions” must receive the approval of its audit committee. In accordance with the SEC requirements, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Verenium and any “related person” are participants involving an amount that exceeds $120,000. A related person is any executive officer, director, or a holder of more than five percent of Verenium’s common stock, including any of their immediate family members, and any entity owned or controlled by such persons.

In considering related-person transactions, Verenium’s audit committee takes into account the relevant available facts and circumstances including, but not limited to (i) the risks, costs and benefits to Verenium, (ii) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products and (v) the terms available to or from, as the case may be, unrelated third parties or to or from Verenium’s employees generally. In the event a director has an interest in the proposed transaction, Verenium’s audit committee requires the director to recuse himself or herself from the deliberations and approval. In determining whether to approve, ratify or reject a related-person transaction, Verenium’s audit committee considers, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of Verenium and its stockholders, as the audit committee determines in the good faith exercise of its discretion.

Independence of the Board of Directors

As required under the listing standards of the NASDAQ Stock Market, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. After review of all relevant transactions or relationships between each director, or any of his or her family members, and Verenium, its senior management and its independent registered public accountants, the Verenium board of directors affirmatively has determined that all of its directors are independent directors within the meaning of the applicable NASDAQ Stock Market listing standards, except for Mr. Riva, who is Verenium’s chief executive officer.

Tax Reimbursements

Syngenta

On February 20, 2003, Verenium completed a series of agreements with Syngenta Participations AG, or Syngenta, and Torrey Mesa Research Institute, or TMRI, a wholly-owned subsidiary of Syngenta. Under the transactions, the companies formed an extensive research collaboration whereby Verenium was entitled to receive a minimum of $118,000,000 in research and development funding over the initial seven-year term of the related research collaboration agreement and was eligible to receive certain milestone payments and royalties upon product development and commercialization Additionally, Verenium acquired certain intellectual property rights licenses from Syngenta used in activities conducted at TMRI. Verenium also purchased certain property and equipment from TMRI and assumed certain miscellaneous liabilities under equipment maintenance contracts. One of Syngenta’s affiliates, Syngenta Seeds AG, held approximately 5.4% of Verenium’s outstanding common stock immediately prior to the close of the transactions. Upon closing, Verenium issued to Syngenta and TMRI a total of 6,034,983 shares of common stock and a warrant to purchase up to 1,293,211 shares of Verenium’s common stock at $22.00 per share that is exercisable for ten years starting in 2008. The total value of the acquisition was approximately $74,000,000, including transaction fees. The value of Verenium’s common stock used in determining the purchase price was $11.44 per share based on the average of the closing prices of Verenium’s common stock for a range of five trading days—two days prior to, two days subsequent to, and the announcement date for the transactions of December 4, 2002. The value of the warrant issued was determined by a third party valuation. The transaction was accounted for as an asset purchase under accounting principles generally accepted in the United States. On December 31, 2006, Verenium entered into a license and research agreement to supersede and replace the aforementioned research collaboration. This license and research agreement is focused on the discovery and development of a range of novel enzymes to convert pre-treated cellulosic biomass to mixed sugars economically—a critical step in the process of biofuel production. Under the terms of the new 10-year agreement, Syngenta will provide Verenium guaranteed research funding of a minimum of $8 million in each of 2006 and 2007. Verenium is also eligible to receive certain milestone and royalty payments aligned to product development success. In 2007, the Company recognized revenue of $12.7 million from its agreement with Syngenta.

Genomatica

Verenium has entered into a collaboration agreement with Genomatica, a leader in computational systems biology. Pursuant to the agreement, Verenium paid Genomatica approximately $325,000 in 2007. William Baum, Verenium’s Executive Vice President and Business Development General Manager of its Specialty Enzymes Business Unit, is a director of Genomatica. Except to the extent of his employment with Verenium, his ownership of Verenium common stock or options to purchase Verenium common stock and any equity securities of Genomatica owned by him, Mr. Baum has no other interest in the agreement between Verenium and Genomatica.

Voting and Lock-up Agreements

Verenium entered into voting agreements and lock-up agreements with its directors, officers and certain beneficial holders of more than 5% of its common stock in connection with execution of the merger agreement. The Voting Agreements expired upon consummation of the merger. The lock-up agreements expired on December 1, 2007.

In addition, Verenium entered into lock-up agreements with certain of its executive officers in connection with the February 2008 sale of its 8% senior convertible notes. The lock-ups will expire on September 27, 2008 and exclude sales of shares by the executive officers in connection with an existing 10b-5(1) plan and sales at greater than $6.00 per share.

Employment Agreements

Verenium has entered into an employment agreement with Carlos A. Riva, who became Verenium’s chief executive officer and president upon consummation of the merger. That agreement is described in more detail in the section entitled “Executive Compensation of Verenium—Employment Agreements.” In addition, as part of the merger, Verenium assumed the employment arrangements that Messrs. McCarthy and Malloy had with Celunol. Those arrangements expired in November 2007.

Severance and Change of Control Arrangements

Some of Verenium’s executive officers are entitled to certain severance and change of control benefits, as more fully described in the section entitled “Executive Compensation of Verenium—Potential Payments upon Termination or Change in Control.”

Stock Options Granted to Executive Officers and Directors

Verenium has granted stock options to its executive officers and directors, as more fully described in the section entitled “Executive Compensation of Verenium.”

Indemnification Agreements

As permitted by Delaware law, Verenium has entered into indemnity agreements with its directors and certain executive officers. Under these indemnity agreements, Verenium must indemnify its directors and executive officers against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, in the event such director or officer has been made a party to any proceedings by reason of the fact that such person is or was a director or an executive officer of Verenium or any of its affiliated enterprises. Verenium’s obligation to indemnify its directors and officers only apply if such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Verenium and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification by any of Verenium’s directors or executive officers.

Verenium also maintains directors’ and officers’ liability insurance for the benefit of its directors and certain of its officers.

HOUSEHOLDING

“Householding” means that Verenium delivers a single set of proxy materials to households with multiple stockholders, provided certain conditions are met. Verenium will continue to provide only one set of proxy materials to each such household, unless it receives contrary instructions.

Verenium will promptly deliver separate copies of the proxy statement and annual report at the request of any stockholder who is in a household that participates in the householding of the Company’s proxy materials. You may send your request by mail to Verenium’s Investor Relations department at Verenium Corporation, 55 Cambridge Parkway, Cambridge, MA 02142 or by telephone at (617) 674-5300.

If you currently receive multiple copies of the company’s proxy materials and would like to participate in householding, please contact Verenium’s Investor Relations department at the address or phone number described above.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Gerald M. Haines II

Secretary

April 29, 2008

A copy of the Verenium’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2007 is available without charge upon written request to: Investor Relations, Verenium Corporation, 55 Cambridge Parkway, Cambridge, Massachusetts 02142.

Note 11 of the Notes to the Consolidated Financial Statements, included in our Annual Report on Form 10-K filed on March 17, 2008, is incorporated by reference into this proxy statement.

VERENIUM CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON JUNE 4, 2008

The undersigned hereby appoints John A. McCarthy, Jr. and Gerald M. Haines II, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Verenium Corporation (“Verenium” or the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 4, 2008 at One Federal Street, 13th Floor, Boston, Massachusetts 02110, at 10:00 a.m. (local time), and at any and all postponements, continuations, and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4, 5 AND 6 AND AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign, and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

VERENIUM CORPORATION

June 4, 2008

Please date, sign and mail your proxy card in the

envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

MANAGEMENT RECOMMENDS A VOTE FOR THE

THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2, 3, 4, 5 AND 6 LISTED BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)
☐	☐	☐

Proposal 1:	To elect three directors to hold office until the 2011 Annual Meeting of Stockholders.	Nominees:	☐ Mr. Peter Johnson ☐ Ms. Cheryl Wenzinger ☐ Mr. Michael Zak

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

		FOR	AGAINST	ABSTAIN
Proposal 2:	Approval of an amendment to Verenium’s certificate of incorporation to increase the number of authorized shares of common stock from 170,000,000 shares to 250,000,000 shares.	☐	☐	☐

Proposal 3:	Approval of the issuance under Verenium’s 8% senior convertible notes of more than 12,549,677 shares of common stock.	☐	☐	☐

Proposal 4:	Approval of the issuance of shares of common stock in any amount upon the exercise and pursuant to the terms of warrants issued with Verenium’s 8% senior convertible notes.	☐	☐	☐

Proposal 5:	Ratify the selection of Ernst & Young LLP as Verenium’s independent registered public accountants for the year ending December 31, 2008.	☐	☐	☐

Proposal 6:	Approval of possible adjournment of the annual meeting to solicit additional proxies for Proposals No. 2, 3 and 4.	☐	☐	☐

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Verenium’s board of directors has fixed the close of business on April 29, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.    ☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.